UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

April 28, 2010

Dear Stockholders,

We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Thursday, June 3, 2010 at 10:00 a.m., local time, at our headquarters at 23 Main Street, Holmdel, NJ 07733, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2009 annual report, including our Form 10-K for the year ended December 31, 2009 (without exhibits). We encourage you to read our 2009 annual report, which includes our audited financial statements and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by proxy or by providing voting instructions to your broker, trustee or nominee will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy or voting instruction, you will not be deemed present or represented at the annual meeting by accessing the webcast.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy or voting instruction card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

Thank you for your ongoing support of Vonage. We look forward to seeing you at our annual meeting.

Sincerely,

Marc P. Lefar

Chief Executive Officer

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, June 3, 2010

Place	23 Main Street,
Holmdel, NJ 07733

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect two Class I directors for terms to expire at the 2013 annual meeting of stockholders;

(2)	ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	approve the amendment and restatement of our 2006 Incentive Plan, which increases the maximum number of shares available for issuance and makes various clarifications and updates.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting. The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 12, 2010.

Proxy Voting	It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Kurt M. Rogers, Secretary

April 28, 2010

Important Notice Regarding the Availability of Proxy Materials for Our

Annual Meeting of Stockholders to Be Held on June 3, 2010

The accompanying proxy statement and our 2009 annual report to stockholders are available at http://ir.vonage.com/asm.cfm

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: What information is contained in this proxy statement?	1
Q: What shares can I vote?	1
Q: How many votes am I entitled to per share?	1
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I attend the annual meeting?	2
Q: How can I vote my shares in person at the annual meeting?	2
Q: How can I vote my shares without attending the annual meeting?	3
Q: Can I change my vote?	3
Q: How many shares must be present or represented to conduct business at the annual meeting?	3
Q: What is the voting requirement to approve each of the proposals?	3
Q: Is cumulative voting permitted for the election of directors?	4
Q: What happens if additional matters are presented at the annual meeting?	4
Q: Who will serve as inspector of elections?	4
Q: What should I do if I receive more than one set of voting materials?	4
Q: What is “householding” and how do I revoke my consent to the householding program?	4
Q: How may I obtain an additional copy of our 2009 annual report and proxy materials?	5
Q: Who will bear the cost of soliciting votes for the annual meeting?	5
Q: What is the deadline to propose actions for consideration at the 2011 annual meeting of stockholders or to nominate individuals to serve as directors?	5

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7
General	7
Board Composition and Nominees	7
Nominees for Term Expiring in 2013 (Class I Directors)	8
Directors Whose Terms Expire in 2011 (Class II Directors)	8
Directors Whose Terms Expire in 2012 (Class III Directors)	9
Transactions with Related Persons	10
Information Concerning our Chairman	13
Recommendation of the Board of Directors	14

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
General	15
Auditors’ Fees	15
Pre-Approval Policies and Procedures	15
Recommendation of the Board of Directors	16

PROPOSAL NO. 3 APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR 2006 INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO MAKE VARIOUS CLARIFICATIONS AND UPDATES	17
General	17
Summary of 2006 Incentive Plan	18
Federal Income Tax Information	22
New Plan Benefits	23
Recommendation of the Board of Directors	23

CORPORATE GOVERNANCE	24
Governance Principles	24

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

PROXY STATEMENT

GENERAL INFORMATION

For Our Annual Meeting of Stockholders to be held on June 3, 2010

Vonage Holdings Corp. (referred to as “we,” “us,” “our,” or “Vonage” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2010 annual meeting of stockholders. The annual meeting will be held on Thursday, June 3, 2010, at 10:00 a.m., local time, at our headquarters at 23 Main Street, Holmdel, NJ 07733. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/asm.cfm. A replay of the webcast will be available on our website through June 30, 2010. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy or voting instruction, you will not be deemed present or represented at the annual meeting by accessing the webcast.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 28, 2010. We are also enclosing a copy of our annual report, including our Form 10-K for the year ended December 31, 2009 (without exhibits). We sometimes refer to the year ended December 31, 2009 as “fiscal year 2009” in this proxy statement.

Our Form 10-K for fiscal year 2009, as filed with the Securities and Exchange Commission, or SEC, which includes our audited financial statements, is available free of charge on the Investor Relations section of our web site at http://ir.vonage.com/asm.cfm or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (without exhibits), which we will provide to you free of charge, either: write to Vonage’s Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2009, and certain other required information.

Q: What shares can I vote?

A: Each share of Vonage common stock issued and outstanding as of the close of business on April 12, 2010, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 210,815,283 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most Vonage stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. Vonage has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q: How can I attend the annual meeting?

A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on April 12, 2010, or you hold a valid proxy for the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are a stockholder of record, you should bring the top portion of your proxy card for proof of ownership. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 12, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. For security reasons, you may be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy or voting instruction card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 2, 2010. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy or voting instruction, you will not be deemed present or represented at the annual meeting by accessing the webcast.

By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, June 2, 2010. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q: Can I change my vote?

A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage’s Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the annual meeting?

A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: In the election of directors, the two persons receiving the highest number of “FOR” votes at the annual meeting will be elected. The proposal to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm and the proposal to amend and restate our 2006 Incentive Plan requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange rules, brokers would have discretionary voting power for ratification of BDO Seidman, LLP, but not for the election of directors or for approval of the proposal to amend and restate our 2006 Incentive Plan. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Therefore, we encourage you to provide instructions to your broker regarding the voting of your shares.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from American Stock Transfer & Trust Company.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Vonage proxy card and voting instruction card that you receive.

Q: What is “householding” and how do I revoke my consent to the householding program?

A: Vonage has adopted a method of delivery for its proxy materials and annual report called “householding.” Under this method, we deliver only one copy of the proxy materials and annual report to one or more stockholders who share the same last name and address, unless such stockholders have notified us that they wish to continue to receive multiple copies. Vonage adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2010 Annual Meeting of Stockholders and will remain in effect for all future annual meetings.

If you are a registered stockholder who previously received multiple copies and wish to continue to receive multiple copies of our proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or verbally that you wish to opt out of the householding program at:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

732.365.1328

You may opt out of householding at any time 30 days prior to the mailing of proxy materials. If you own our common stock in nominee name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.

Stockholders who share an address and receive multiple copies of our annual report, including our Form 10-K, and proxy materials can request to receive a single copy of these materials and notices of Internet availability of proxy materials (if applicable) in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above.

Q: How may I obtain an additional copy of our 2009 annual report and proxy materials?

A: Any stockholder may request additional copies of our annual report, including our Form 10-K (without exhibits), and proxy materials by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

We will promptly deliver the requested copies. Current and prospective investors can access or order free copies of our annual report, including our Form  10-K (without exhibits) and proxy statement by following these same instructions.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: What is the deadline to propose actions for consideration at the 2011 annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: Any stockholder proposals (other than proposals generally to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 4, 2011 and July 3, 2011 and considered for inclusion in our proxy materials must be received by December 29, 2010 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded. Proposals should be addressed to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, NJ 07733

For a stockholder proposal (other than proposals generally to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 14, 2011 and August 2, 2011 that is not intended to be included in Vonage’s proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by Section 1.11 of our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than February 3, 2011, and

•	not later than March 5, 2011.

However, in the event that the date of the annual meeting is not held between May 14, 2011 and August 2, 2011, a written proposal that is not intended to be included in Vonage’s proxy statement under Rule 14a-8 must be received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (A) the 90th day prior to the annual meeting and (B) the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs.

Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors’ nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by Section 1.10 of our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement under Rule 14a-8.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2010, 2011 and 2012, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of nine members. Peter Barris, Governor Thomas J. Ridge and Michael A. Krupka are Class I directors. Marc P. Lefar, J. Sanford Miller and John J. Roberts are Class II directors. Jeffrey A. Citron, Morton David and Jeffrey J. Misner are Class III directors. As discussed more fully under “Corporate Governance—Board Determination of Independence,” our board has determined that each of Peter Barris, Morton David, Michael A. Krupka, J. Sanford Miller, Jeffrey J. Misner, Governor Thomas J. Ridge and John J. Roberts is “independent” under New York Stock Exchange rules.

Mr. Lefar’s employment agreement with us provided for his election to our board of directors upon commencement of his employment in July 2008. His agreement provides that, during the term of his employment, subject to legal and regulatory requirements, our board of directors shall nominate him for re-election at the end of each then current term. Pursuant to an agreement with Mr. Citron that has now expired, we recommended to our board of directors that Mr. Citron be nominated for re-election to our board of directors at our 2009 annual meeting of stockholders.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Board Composition and Nominees

We believe that each member of our board of directors should possess the qualities of character, judgment, business acumen, diligence, lack of conflicts of interest, familiarity with our business and industry, ability to work collegially and ability to act in the best interests of all stockholders. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills and backgrounds.

On April 12, 2010, we were notified that Governor Ridge declined to stand for reelection as a director due to other business commitments, including the travel and time demands associated with his global strategic consulting company. Our board of directors, on the recommendation of our nominating and governance committee, determined to reduce the size of our board of directors from nine members to eight members effective as of the 2010 annual meeting and nominated Mr. Barris and Mr. Krupka for election as Class I directors to hold office until the 2013 annual meeting of stockholders and until their respective successors are elected and qualified. Our nominating and governance committee and the board believe each of these nominees possesses the attributes we seek in directors generally as well as the individual experiences, qualifications and skills included in their individual biographies below.

In addition, we are conducting a search process to identify an additional independent director. Upon identification of this candidate, we expect to expand the size of the board to nine members and fill the newly created Class I vacancy with the candidate. We will also put the new director up for re-election at the 2011 annual meeting of stockholders.

The persons named in the enclosed proxy card will vote to elect each of these nominees as a director, unless the proxy is marked otherwise. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

Nominees for Term Expiring in 2013 (Class I Directors)

Peter Barris, age 58, joined our board of directors in September 2004. Mr. Barris has served as Managing General Partner of New Enterprise Associates, Inc., or NEA, a venture capital firm, since 1999. He has been with NEA since 1992, and he serves as either an executive officer, Manager or General Partner of various entities affiliated with NEA. Mr. Barris serves on the boards of directors of three other public companies, Innerworkings, Inc., Neutral Tandem, Inc. and Echo Global Logistics, Inc., as well as several private companies in the NEA portfolio and the Mid-Atlantic Venture Association. Mr. Barris is a member of the Board of Trustees of Northwestern University and the University of Virginia College Foundation and the Board of Overseers of Tuck School at Dartmouth College.

As Managing General Partner of a venture capital firm that owns approximately 13% of our common stock as of April 1, 2010 and a director of three other public technology companies, Mr. Barris has a broad understanding of the operational, marketing, financial and strategic issues facing public technology companies.

Michael A. Krupka, age 45, joined our board of directors in July 2007. Mr. Krupka has served as Managing Director of Bain Capital Ventures, a venture capital firm, since its founding in 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. Prior to Bain Capital Partners, LLC, Mr. Krupka was a consultant with Bain & Company. Mr. Krupka serves on the board of directors of a number of privately held companies. Mr. Krupka became our Lead Independent Director in February 2010.

As a long-time venture capitalist in the technology area, Mr. Krupka brings strategic insight and extensive experience with technology companies to our board of directors, both in our core businesses as well as in emerging products and technologies, business models and capital markets. Mr. Krupka brings this experience to his role as our Lead Independent Director.

Directors Whose Terms Expire in 2011 (Class II Directors)

Marc P. Lefar, age 46, has been our Chief Executive Officer and a director since July 2008. Prior to joining Vonage, Mr. Lefar was Founder and Principal of Marketing Insights, a technology and media consulting firm that he founded in May 2007. Prior to founding that firm, Mr. Lefar served as Chief Marketing Officer of Cingular Wireless from February 2003 to April 2007. Mr. Lefar also served as Executive Vice President, Marketing and Value-Added Services of Cable and Wireless Global from 2000 to 2002. He also held senior leadership roles at Verizon Wireless and GTE Wireless. Mr. Lefar spent the first nine years of his career at Procter & Gamble.

Mr. Lefar brings to Vonage key senior leadership experience in large, high-growth telecommunications companies and possesses a strong mix of strategy, finance and operating skills. He is a seasoned marketing executive who played a critical role in growing customer bases, launching new product initiatives and developing award-winning advertising campaigns. In addition, he serves as our Chief Executive Officer.

J. Sanford Miller, age 60, joined our board of directors in January 2004. Mr. Miller is a General Partner in Institutional Venture Partners, or IVP, which he joined in April 2006. Prior to joining IVP, a venture capital firm, Mr. Miller was a Senior Partner at 3i, a private equity firm, which he joined in 2001. Prior to joining 3i, Mr. Miller co-founded Thomas Weisel Partners, an investment bank, in 1998, where he was a Member of the Executive Committee, Chief Administrative and Strategic Officer and Co-Director of Investment Banking. From 1990 to 1998, Mr. Miller was a Senior Partner at Montgomery Securities, an investment bank, where he led the technology and healthcare groups. Mr. Miller serves on the Board of Visitors of the Stanford University School of Law.

Mr. Miller has deep experience in private equity and investment banking as well as significant capital markets experience. He also has a legal background.

John J. Roberts, age 65, joined our board of directors in August 2004. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP, a provider of assurance, tax and advisory services, from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.

As a result of his roles at PricewaterhouseCoopers LLP and its predecessors, Mr. Roberts, chairman of our audit committee, has experience in public company accounting, risk management, disclosure and financial system management and has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations. He also has other public company board experience (including specific experience on audit committees).

Directors Whose Terms Expire in 2012 (Class III Directors)

Jeffrey A. Citron, age 39, has been the Chairman of our board of directors since January 2001. Mr. Citron was also our Chief Executive Officer from January 2001 through February 2006. He served as our Chief Strategist from February 2006 to July 2008 and assumed the additional role of Interim Chief Executive Officer from April 2007, upon the resignation of Vonage’s prior Chief Executive Officer, until July 2008. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp. in February 1998 and departed The Island ECN and Datek Online Holdings Corp. in October 1999.

As former Chief Executive Officer and Chief Strategist of Vonage, Mr. Citron brings deep institutional knowledge and perspective regarding our strengths, challenges, opportunities and operations to his role as our Chairman. Mr. Citron brings entrepreneurial and business-building skills and experience to Vonage, having successfully founded and grown several businesses, and the perspective of a stockholder with significant stock ownership in us. In addition, Mr. Citron possesses an extensive understanding of telecommunications technologies, including VoIP technology.

Morton David, age 73, joined our board of directors in August 2001. Mr. David served as the Chairman and Chief Executive Officer of Franklin Computer Corporation (later Franklin Electronic Publishers, Inc.) from 1983 to 1998. Mr. David previously served on the board of directors of Datek Online Holdings Corp. from 1998 until its acquisition by Ameritrade Holdings in 2002 and on the board of directors of Sharper Image Corporation from 1998 until 2008.

Mr. David, chairman of our compensation committee, brings extensive experience to Vonage from his service as chairman and chief executive officer of large and growing technology organizations, as well as public company board experience. In addition, Mr. David has institutional knowledge from his longstanding board service.

Jeffrey J. Misner, age 56, joined our board of directors in March 2008. Mr. Misner served as Executive Vice President and Chief Financial Officer of Continental Airlines, Inc. from August 2004 until his retirement in August 2008. Mr. Misner joined Continental Airlines, Inc. in 1995 and previously served in various capacities, most recently as Senior Vice President and Chief Financial Officer.

As a result of his experience at Continental Airlines, Mr. Misner is familiar with the challenges of a global enterprise and has had direct responsibility for public company accounting, risk management, disclosure and financial system management. Mr. Misner, a member of our audit committee, has been determined to be an

“Audit Committee Financial Expert” under the SEC’s rules and regulations. His public company management experience is also useful in his role as the chairman of our nominating and governance committee.

Transactions with Related Persons

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage’s annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Consulting Agreement with KEC Holdings LLC

On July 29, 2008, we entered into a Consulting Agreement (the “Consulting Agreement”) with KEC Holdings LLC, a Delaware limited liability company of which Jeffrey A. Citron, our Chairman, is the president and managing member (the “Consultant”). The term of the Consulting Agreement expired on July 29, 2009. The Consultant performed such consulting, advisory and related services to and for us as reasonably requested from time to time by our board of directors and our Chief Executive Officer. The Consultant agreed to devote a maximum of 40% of its time, and to cause Mr. Citron to devote a maximum of 40% of his business time, to the performance of such services. During the term of the Consulting Agreement, the Consultant was not permitted to engage in any activity that had a conflict of interest with us, including any competitive employment, business, or other activity, and was not permitted to assist any other person or organization that competed, or intended to compete, with us.

We paid to the Consultant an aggregate consulting fee of $250,000, payable bi-weekly in substantially equal installments, $145,835 of which was paid in 2009. We also reimbursed the Consultant for properly documented reasonable travel and other business-related expenses. During the term of the Consulting Agreement, we also reimbursed the Consultant approximately $180,000 for the reasonable, itemized expenses associated with renting an off-site office space and employing an assistant to Mr. Citron. Aggregate reimbursement of $152,776 was made by us to the Consultant in 2009.

Database Licenses from Vertica Systems

We obtained licenses from Vertica Systems for an analytic database to store customer experience data that is being collected by measurement tools being deployed within our network. In 2009, we paid Vertica Systems approximately $250,000 for these licenses. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, owned an approximate 10% interest in Vertica Systems as of December 31, 2009. Peter Barris, one of our directors, is affiliated with New Enterprise Associates. See “—Board Composition and Nominees.”

Purchase of Domestic Termination Services from Broadview Networks Holdings, Inc.

We purchase domestic termination services from Broadview Networks Holdings, Inc. In 2009, we paid Broadview Networks Holdings, Inc. approximately $151,000 for their services. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, owned approximately 19% of the Class A Common Stock of Broadview Networks Holdings, Inc. on a fully diluted basis as of December 31, 2009. One of our directors, Peter Barris, who is affiliated with New Enterprise Associates, serves on the board of directors of Broadview Networks Holdings, Inc. See “—Board Composition and Nominees.”

Services to Facilitate Telephone Number Porting from Synchronoss Technologies Inc.

We are party to an agreement with Synchronoss Technologies Inc. to facilitate the transfer of customer telephone numbers. In 2009, we paid Synchronoss Technologies Inc. an aggregate of approximately $5.5 million under the contract. Affiliates of Institutional Venture Partners owned an approximate 12% interest in Synchronoss Technologies Inc. as of December 31, 2009. J. Sanford Miller, one of our directors, is affiliated with Institutional Venture Partners. See “—Board Composition and Nominees.”

November 2008 Refinancing

On November 3, 2008, we completed a financing led by Silver Point Finance, LLC, which became a beneficial holder of more than 10% of our outstanding common stock as a result of the financing. The financing provided for (i) a $130.3 million senior secured first lien credit facility (the “First Lien Senior Facility”), (ii) a $72.0 million senior secured second lien credit facility (the “Second Lien Senior Facility”) and (iii) the sale of $18.0 million of the Convertible Notes (together with the First Lien Senior Facility and the Second Lien Senior Facility, the “Financing”).

Certain of our directors and 5% holders of our common stock participated in the Financing as follows:

Affiliates of Jeffrey A. Citron (who is our Chairman, as well as one of our principal stockholders) are lenders under the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at their option into shares of our common stock. As a result, upon conversion of such Convertible Notes, Mr. Citron’s percentage beneficial ownership of our common stock may increase. However, based on the aggregate principal amount of Convertible Notes purchased by Mr. Citron compared to Silver Point Capital, L.P. and other investors, the Financing was dilutive in the aggregate to Mr. Citron’s beneficial ownership.

Morton David, one of our directors, is a lender under the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at his option into shares of our common stock. As a result, upon conversion of such Convertible Notes, Mr. David’s percentage beneficial ownership of our common stock may increase. However, based on the aggregate principal amount of Convertible Notes purchased by Mr. David compared to Silver Point Capital, L.P. and other investors, the Financing was dilutive in the aggregate to Mr. David’s beneficial ownership.

New Enterprise Associates beneficially owned greater than 10% of the shares of our common stock outstanding as of December 31, 2009. Each of New Enterprise Associates 10 L.P. and New Enterprise Associates 11 L.P. (the “NEA Lenders”), affiliates of New Enterprise Associates, are lenders under the First Lien Senior Facility and the Second Lien Senior Facility. Peter Barris, one of our directors, is affiliated with both of these entities; Mr. Barris is a general partner of the general partner of New Enterprise Associates 10 L.P. and a manager of the general partner of New Enterprise Associates 11 L.P.

As a result of the Financing, (1) Silver Point Capital, L.P. and its affiliates and (2) entities associated with Bain Capital, LLC each beneficially owned more than 10% of our common stock on a fully diluted basis as a result of their purchases of Convertible Notes. In September 2009, Silver Point Capital, L.P. and its affiliates ceased to own more than 5% of our common stock on a fully diluted basis. In March 2010, entities associated with Bain Capital, LLC ceased to own more than 5% of our common stock on a fully diluted basis.

SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., is a lender under each of the First Lien Senior Facility and the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at their option into shares of our common stock. Silver Point Finance, LLC, an affiliate of Silver Point Capital, L.P., acts as administrative agent under each of the First Lien Senior Facility and the Second Lien Senior Facility, as note agent under the Note Purchase Agreement, and as collateral agent under the documents governing the Financing. We have agreed to pay Silver Point Finance, LLC an agency and collateral management fee for acting as agents under the Financing documents. On or prior to the closing of the Financing, we paid Silver Point Finance, LLC a signing fee of approximately $6.7 million in connection with its role in arranging the Financing, an agency and collateral management fee of approximately $1.1 million, and reimbursed it for approximately $1.1 million in related expenses. Silver Point Capital, L.P. was entitled to customary board observation rights, for which it designated a board observer; however, these rights ceased in September 2009. In 2009, we paid Silver Point Finance, LLC aggregate fees of $1.1 million.

Sankaty Credit Opportunities, L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P. and Sankaty Credit Opportunities (Offshore Master) IV, L.P. (collectively, the “Sankaty Lenders”), and

Brookside Capital Partners Fund, L.P., each of which are associated with Bain Capital, LLC, are lenders under each of the First Lien Senior Facility and the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at their option into shares of our common stock. Michael A. Krupka, one of our directors, is sole managing member of Bain Capital Venture Investors, LLC, an affiliate of Bain Capital, LLC.

Certain funds managed by Greywolf Capital Management LP, that collectively comprised one of our significant stockholders, also participated in the Financing. Greywolf CLO I, Ltd. is a lender under the First Lien Senior Facility and Greywolf Capital Partners II LP is a lender under the Second Lien Senior Facility and purchased a portion of the Convertible Notes, which were immediately convertible at their option into shares of our common stock. At the time of the Financing, funds managed by Greywolf Capital Management LP owned more than 5% of our common stock on a fully diluted basis. These funds ceased to own 5% as of May 2009.

The investors named above initially invested an aggregate of $16.2 million in our Convertible Notes (excluding any investments made in the credit facility portions of the Financing). With the exception of one entity associated with Bain Capital, LLC, Mr. David and affiliates of Mr. Citron, the investors above converted their Convertible Notes into an aggregate of 52,481,183 shares of common stock in September and October 2009 and March 2010. Based on our common stock price of $1.35 as of March 31, 2010, and the initial conversion rate of 3,448.2759 shares per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $0.29 per share), the entity associated with Bain Capital, LLC, Mr. David and affiliates of Mr. Citron have the right to receive an aggregate of 8,965,516 shares of our common stock (with an equivalent market value of $12.1 million) upon conversion of outstanding Convertible Notes.

The investors named above were also lenders with respect to approximately $177.0 million initial principal amount of loans borrowed under the First Lien Senior Facility and Second Lien Senior Facility, and at or prior to the closing of the Financing on November 3, 2008, in addition to the fees and expenses paid to Silver Point Finance, LLC, the parties named above received an aggregate of approximately $6.2 million in upfront fees and approximately $2.4 million in commitment fees from us. $20.2 million of cash interest on amounts under the Financing and $14.7 million of payment-in-kind interest was paid to the investors named above in 2009, with $1.2 million of interest deferred under the Convertible Notes.

Information Concerning our Chairman

As previously disclosed, prior to joining Vonage, Mr. Citron was associated with Datek Securities Corporation and Datek Online Holdings Corp., including as an employee of, and consultant for, Datek Securities and, later, as one of the principal executive officers and largest stockholders of Datek Online. Datek Online was a large online brokerage firm. Datek Securities was a registered broker-dealer that engaged in a number of businesses, including proprietary trading and order execution services. During a portion of the time that Mr. Citron was associated with Datek Securities, the SEC alleged that Datek Securities, Mr. Sheldon Maschler (another principal executive officer and large stockholder of Datek), Mr. Citron and certain other individuals participated in an extensive fraudulent scheme involving improper use of the Nasdaq Stock Market’s Small Order Execution System, or SOES. In January 2003, Mr. Maschler, Mr. Citron and others entered into settlement agreements with the SEC to resolve charges that they had improperly used SOES from 1993 until early 1998, when Datek Securities’ day-trading operations were sold to Heartland Securities Corporation. Mr. Maschler and others, but not Mr. Citron, were alleged to have continued such improper use until June 2001 at Heartland Securities. To settle the charges, Mr. Maschler, Mr. Citron and the other individuals paid $70 million in civil penalties and disgorgements of profits, of which Mr. Citron paid $22.5 million in civil penalties. In addition, Mr. Citron was enjoined from future violations of certain provisions of the U.S. securities laws, including the antifraud provisions set forth in Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Securities Exchange Act of 1934. Mr. Citron also agreed to accept an SEC order that permanently bars him from association with any securities broker or dealer. Mr. Maschler and the other individuals and corporations agreed to similar restrictions. Mr. Citron settled theses charges without admitting or denying the allegations in the SEC’s complaint.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR the election to the board of directors of each of the Class I director nominees.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Vonage is asking the stockholders to ratify the audit committee’s appointment of BDO Seidman, LLP as Vonage’s independent registered public accounting firm for the year ending December 31, 2010. Although stockholder approval of the audit committee’s appointment of BDO Seidman, LLP is not required by law, the board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage’s and its stockholders’ best interests.

BDO Seidman, LLP has audited Vonage’s consolidated financial statements annually since Vonage’s 2004 fiscal year. Representatives of BDO Seidman, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors’ Fees

The following table summarizes the fees BDO Seidman, LLP billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$1,571,280	$1,626,063
Tax Fees (2)	18,941	114,887
Audit Related Fees (3)	—	145,500

Total Fees	$1,590,221	$1,886,450

(1)	Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, services rendered in connection with our registration statement initially filed in November 2008 and other professional services provided in connection with statutory and regulatory filings.

(2)	Tax fees consist of amounts billed for advisory services regarding tax compliance issues. None of our tax fees billed in fiscal 2009 or 2008 were provided under the de minimis exception to the audit committee pre-approval requirements.

(3)	Audit related fees consist of amounts billed primarily for services in connection with the refinancing of our previously issued convertible notes.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP to serve as Vonage’s independent registered public accounting firm for the year ending December 31, 2010.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR 2006 INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO MAKE VARIOUS CLARIFICATIONS AND UPDATES

General

Our 2006 Incentive Plan became effective upon completion of our initial public offering and was amended and restated to effect certain technical changes in October 2009. The objectives of our 2006 Incentive Plan, as so amended and restated, include attracting, retaining and motivating highly qualified personnel, and providing them with incentives to contribute to our long-term success by providing opportunities to obtain an equity interest in our company.

The initial public offering of our common stock priced at $17.00 per share in May 2006. Since then, our stock price has experienced a significant decline. We believe this decline was partially a result of intellectual property litigation against us, which resulted in settlements and other costs in 2007 and 2008 in excess of $250 million, increased competitive pressures that negatively impacted our growth and our need to refinance our then outstanding debt, which was completed in November 2008 in an extremely difficult credit market. More recently, we believe that our stock price has been affected by dilution from the conversion of approximately 85.5% of the convertible notes issued in the November 2008 financing into 53.1 million shares of our common stock in 2009 and the first quarter of 2010. At December 31, 2008, the closing share price of our common stock on the New York Stock Exchange was $0.66 per share. In late 2008, we began implementing strategies to improve profitability and better position us for the long-term, including making improvements in our cost structure, addressing performance issues and enhancing our product portfolio. While our financial performance and our stock price have begun to improve, the stock price is well below the exercise price of a significant portion of prior option grants. Consequently, our employees, whom we consider an important component in our drive to enhance our competitive position and to prepare for future success, hold a significant number of stock options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price). As of March 31, 2010, the closing price of our common stock on the New York Stock Exchange was $1.35 per share. As of that date, the underwater options included options for approximately 5.0 million shares of our common stock with exercise prices ranging from $4.00 to $35.00.

A proposed further amendment and restatement of our 2006 Incentive Plan is attached to this proxy statement as Appendix A. The principal amendment to our 2006 Incentive Plan increases the maximum number of shares available for issuance (section 5(a)). Our board of directors, upon recommendation of our compensation committee, believes that it needs additional shares available for issuance under our 2006 Incentive Plan in order to assure that we have sufficient shares available for issuance to competitively retain, motivate and reward employees, offer meaningful grants to attract new hires and board members, and thereby to further our growth and development. Currently, the maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan is determined under a formula set forth in the plan, and equals approximately 17.65% of the number of shares that are issued and outstanding from time to time. As of March 31, 2010, applying the formula set forth in the plan, approximately 5.2 million shares were available for future grant under the 2006 Incentive Plan. If approved, the amended and restated 2006 Incentive Plan will increase such maximum to a specified amount of 66.4 million shares, rather than a percentage of issued and outstanding shares. An additional 17.0 million shares would have been available under the plan if this amendment were effective as of March 31, 2010. If the proposal is approved, we expect that the additional shares would result in an adequate number of shares being available under the 2006 Incentive Plan to permit grants for two to four years.

The amendment and restatement also effectuates several clarifications or updates of the 2006 Incentive Plan including in the following respects:

•	For purposes of performance-based awards, several performance measures that are tailored to our business are added as measures that may be used to determine if an award is earned or the magnitude of an award. These are measures that management uses for various business purposes in measuring the company’s performance and include adjusted operating profit (or loss), telephony services revenue, pre-marketing operating income per line, subscriber line acquisition cost and new subscriptions, loss of subscriptions, and the relation between the two (i.e., customer churn) (section 6(h)).

•

For purposes of determining the payment that may be made on performance awards, a provision is added confirming that the payment that may be made above the target number of shares or target amount may not exceed any maximum set by the compensation committee when making the award, even if the variation in performance above the target level would otherwise generate a greater amount (section 6(h)(iii)). Clarification is provided that the compensation committee may adjust performance awards downwards (section 6(h)(iii)). Clarification is also provided that the compensation committee may pro rate or otherwise adjust performance goals if the committee determines it is appropriate to do so to account for non-recurring events, extraordinary transactions or financing transactions that affect the performance goals (section 6(h)(i)).

•

For purposes of determining the number of shares that may be issued under the plan and compliance with the plan’s limits on the number of shares or value that may be issued to any one participant, the treatment of stock appreciation rights is clarified and the effects of certain other occurrences on the limits are specified (section 5(c)).

•

For purposes of settling Annual Awards (as defined in the plan) in shares, it is provided that the shares are to be valued at their fair market value at the time of delivery, instead of their value on the last day of the applicable plan year (section 11).

•

In the event of a stock dividend, stock split, recapitalization or other transaction that generally adjusts the number of shares outstanding, and in the case of a spin-off or a dividend other than an ordinary cash dividend, it is provided that the compensation committee shall make appropriate “anti-dilution” adjustments to the number of shares available for issuance under the plan, other similar limits in the plan and the exercise price of options, the number of shares subject to awards and other terms of awards that would be affected by such events. Previously, the plan text permitted, but did not explicitly require, that appropriate adjustments be made. Various clarifications are also made to the adjustment provisions (section 14(b)).

•

Changes are made to help assure that awards under the plan qualify under Sections 162(m) (sections 6(h), 10(b), and 11) and 409A (section 18(e)) of the Internal Revenue Code of 1986, as amended. Section 162(m) establishes requirements for compensation to be considered “performance based” and to be deductible by us where compensation to a named executive officer exceeds $1 million. Section 409A establishes requirements for deferred compensation not to be subject to a penalty tax and other adverse treatment.

•

Provision is added to the plan confirming that Vonage in making and administering awards does not provide any guarantee of the tax consequences of an award to a recipient or under any circumstance assume any liability for such tax consequences (section 18(g)).

Summary of 2006 Incentive Plan

The following summary describes the 2006 Incentive Plan as it will be in effect assuming the amendments are approved.

Administration. Our 2006 Incentive Plan generally is administered under the direction of the compensation committee, which has authority to determine the terms of awards under the plan, including authority to determine who is granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award, and to construe and to interpret the terms of the plan and all awards.

Eligibility. The compensation committee has the authority under our 2006 Incentive Plan to select the individuals who are granted awards from among our officers, employees, non-employee directors, consultants, advisors and independent contractors. Approximately 1,200 employees were eligible to participate in the plan as of March 31, 2010. The compensation committee may delegate its authority to grant awards (other than to executive officers) to appropriate officers to the extent Delaware law permits.

Number of Shares Available for Issuance. The maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan will be 66.4 million shares. Shares issued under the plan may be authorized and unissued shares or may be issued shares that we have reacquired. Shares covered by awards that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, become available for issuance pursuant to a new award. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations are not considered to be available for issuance pursuant to new awards. In the case of stock appreciation rights, it is the number of shares in respect of which a right is issued that reduces the number of shares that may be issued pursuant to new awards, notwithstanding that a lesser number of shares may be issued in settlement of the exercise of the right. Giving effect to the proposed amendment, at March 31, 2010, 22.2 million shares would have been available for future issuance pursuant to grants under the 2006 Incentive Plan.

Types of Awards; Limits. The compensation committee may grant the following types of awards under our 2006 Incentive Plan: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; annual awards; and other awards based on, or related to, shares of our common stock or cash, or any combination thereof. Options awarded under our 2006 Incentive Plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Our 2006 Incentive Plan contains various limits with respect to the types of awards, as follows:

•	a maximum of 20,000,000 shares may be issued under the plan pursuant to incentive stock options;

•	a maximum of 10,000,000 shares may be issued pursuant to options and stock appreciation rights granted to any one participant in a calendar year;

•	a maximum of $5,000,000 may be paid pursuant to annual awards granted to any one participant in a calendar year; and

•

a maximum of $10,000,000 may be paid (in the case of awards denominated in cash) and a maximum of 10,000,000 shares may be issued (in the case of awards denominated in shares) pursuant to awards, other than options, stock appreciation rights or annual awards, granted to any one participant in a calendar year.

Stock Options. A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. The exercise price is set by the compensation committee but cannot be less than 100% of the fair market value of our common stock on the date of grant, with an exception for options granted in substitution for options held by employees of companies that our company acquires. For this and other purposes under our 2006 Incentive Plan, we may determine the fair market value using closing prices (for the date of grant if a trading day and, if not, for the preceding trading day) or may use weighted averages to the extent consistent with the tax rules governing deferred compensation. The term of a stock option may not exceed ten years.

Stock Appreciation Rights. Stock appreciation rights are awards that entitle the participant to receive an amount equal to the excess, if any, of the fair market value on the exercise date of the number of shares for which the stock appreciation right is exercised over the grant price. The grant price is set by the compensation committee, but cannot be less than 100% of the fair market value of our common stock on the date of grant, with an exception for stock appreciation rights granted in substitution for stock appreciation rights held by employees of companies that we acquire. Payment to the participant on exercise may be made in cash or shares, as determined by the compensation committee. If the compensation committee determines at the time of grant that a stock appreciation right may be settled only in shares, the term may not exceed ten years. Stock appreciation rights may be granted in tandem with options.

Restricted Stock. Restricted stock awards are shares of our common stock that are subject to cancellation, restrictions, and vesting conditions, as determined by the compensation committee. The shares may be either granted or sold to the participant.

Restricted Stock Units. Restricted stock units entitle a participant to receive one or more shares of our common stock in the future upon satisfaction of vesting conditions determined by the compensation committee. Restricted stock units may be settled through the delivery of shares, cash of equivalent value, or a combination of shares and cash, as determined by the compensation committee.

Performance Stock and Performance Units. Performance stock and performance unit awards entitle a participant to receive and retain a designated number of shares of our common stock or to receive the value of a designated number of shares based on the level of achievement of specified performance goals during a specified performance period. The compensation committee sets the performance goals and performance period at the date of grant. When the compensation committee determines that the performance goals have been satisfied, performance stock vests and performance units are settled through the delivery of shares of our common stock, cash of equivalent value, or a combination of cash and shares.

Annual Awards. An annual award entitles a participant to receive an amount that is determined based on a target amount and the level of achievement during a plan year of specified performance goals, which are set by the compensation committee at the date of grant, and, upon determination by the compensation committee that the performance goals have been met, that is payable in shares of our common stock, cash, or a combination of cash and shares.

Other Awards. The compensation committee also may grant other forms of awards that generally are based on the value of shares of our common stock. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, may provide for the future delivery of shares to the participant, or may provide for a combination of cash payments and future delivery of shares.

Section 162(m) Performance-Based Awards. Awards under our 2006 Incentive Plan that are intended to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, are conditioned on the achievement of one or more specified performance goals established by the compensation committee at the date of grant. The material terms of awards intended to qualify as “performance-based” awards are:

•	performance-based awards may be awarded by the compensation committee to any person eligible to participate in the 2006 Incentive Plan.

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the performance goals are comprised of specified levels of one or more of the following performance measures, as the compensation committee deems appropriate: net earnings, net income, or adjusted operating profit or loss (each before or after taxes); earnings per share; book value per share; costs; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, investment, capital, equity, sales, revenue, telephony services revenue, or adjusted average monthly revenue per line); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment and pre-marketing operating income per line); adjusted earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; profitability of an identifiable business unit or product; share price (including, but not limited to, growth measures and total shareholder return); expense targets (including, but not limited to, subscriber line acquisition cost and average monthly direct costs of telephony services per line); margins; operating efficiency (including, without limitation, improvements in capital structure); market share; customer satisfaction (including, but not limited to, new subscriptions, lost subscriptions, and relations between the two); net subscriber line additions; working capital targets; cash value added; economic value added; market penetration; product introductions; platform availability; staff training; and corporate social responsibility policy implementation; in each case determined, where applicable, in accordance with generally accepted accounting principles (subject to modifications approved by the compensation committee) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit and, may be measured on an absolute or cumulative basis, or on the basis of percentage of improvement over time, and in terms of company performance (or performance of the applicable subsidiary, division, department, region, function or business unit), or measured relative to selected peer companies or a market or other index. Subject to compliance with Section 162(m), the compensation committee may adjust the performance goals (including, without limitation, to prorate goals and payments for a partial plan year) in the event of: (i) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (ii) mergers and acquisitions; and (iii) financing transactions.

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the maximum amount of performance-based awards payable to an eligible employee in any one calendar year is subject to the award limitations of the 2006 Incentive Plan described above in the section titled “Types of Awards; Limits.”

Amendment and Termination; Term. Our board of directors has authority to amend, modify, suspend or terminate the plan, with approval of our stockholders where required by law or applicable listing standards and except that no such action may adversely affect a participant’s rights to an outstanding award without the participant’s consent. Unless terminated earlier, our 2006 Incentive Plan will expire in 2016, on the tenth anniversary of the effective date of the plan.

Change of Control. In the event of a change of control of our company, the compensation committee may take steps it considers appropriate, including accelerating vesting, modifying an award to reflect the change of control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the change of control and the exercise price.

Under our 2006 Incentive Plan, the following events generally result in a change of control (subject to certain limits if the deferred compensation rules of the tax laws apply to an award):

•	a person or group acquires at least 30% of the voting power of our company;

•	a majority of our directors are replaced by directors not approved by our board of directors;

•	there is a merger or consolidation of our company that results in new stockholders having at least 50% of the voting power of our company;

•	there is a sale of all or substantially all of our assets; or

•	our stockholders approve a plan of liquidation or dissolution.

Dividends and Dividend Equivalents. Our compensation committee may provide participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding award. Any such dividends or interest may either be paid currently or may be deemed to have been reinvested in shares, and may be settled in shares, cash, or a combination of cash and shares. No dividends or dividend equivalents may be paid with respect to options or stock appreciation rights.

Participant’s Stockholder Rights. A participant has no rights as a stockholder with respect to shares covered by an award (including voting rights) until the date the participant or his nominee becomes the holder of record of such shares. Generally, no adjustment is made to awards to account for dividends or other rights provided stockholders as of a record date prior to the date a participant becomes the holder of record of shares.

Deferrals. Our compensation committee may permit participants to defer the payment or settlement of an award to one or more dates selected by the participant (subject to certain limits if the deferred compensation rules of the tax laws apply to such award).

Repricing of Options and Stock Appreciation Rights. Options and stock appreciation rights awarded under our 2006 Incentive Plan may not be repriced. For these purposes, to reprice an award means (i) to reduce the exercise or grant price, or (ii) grant a new award with a lower exercise or grant price in exchange for the cancellation of the original award.

Adjustments or Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, liquidation, merger or other corporate event generally affecting the shares of our common stock, the aggregate number of shares available for issuance under our 2006 Incentive Plan, the various plan limits, and the number of shares subject to, and exercise or grant price of, outstanding awards will be equitably adjusted in the manner determined by the compensation committee.

Limited Transferability. Generally, an award may only be transferred upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The compensation committee also may permit limited transferability to a participant’s immediate family member, family trust, or other entity established for the benefit of the participant or his or her immediate family members, as long as the transferee satisfies certain securities law standards.

Federal Income Tax Information

The following is a summary of certain of the federal income tax consequences of awards under our 2006 Incentive Plan. The following is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

Nonqualified Stock Options and Stock Appreciation Rights. A participant does not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant recognizes ordinary income equal to the amount the fair market value of the shares on the exercise date exceeds the exercise or grant price. Upon subsequent sale of the acquired shares, any additional gain or loss is capital gain or loss, long-term if the shares have been held for more than one year.

Incentive Stock Options. A participant does not recognize ordinary taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price is taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally recognizes ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain is capital gain, long-term if the shares have been held for more than one year.

Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units. A participant does not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock, or performance stock units. Instead, the participant recognizes ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss is capital gain or loss, long-term if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for our Company. We generally receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000, unless certain conditions are met.

New Plan Benefits

Except for the automatic grants of options and restricted stock to non-employee directors, which will continue as described under “Director Compensation—Equity-Based Grants to Board Members,” no determination has been made with respect to future recipients of awards under the 2006 Incentive Plan and it is not possible to specify the names or positions of the individuals to whom awards may be granted in the future or the number of shares of our common stock to which such awards will relate.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR approval of this proposal to amend and restate our 2006 Incentive Plan.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct and finance code of ethics are available on the Corporate Governance section of our web site at http://ir.vonage.com/. Alternatively, you can request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.

Governance Principles

Our board has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of Vonage;

•	a majority of the members of the board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our board of directors is currently composed of seven independent directors, Mr. Citron, our Chairman of the Board, and Mr. Lefar, our Chief Executive Officer. As provided in our governance principles, our board of directors has designated one of the independent directors as Lead Independent Director. Our board of directors has established three standing committees—audit, compensation and nominating and governance. Each of the board committees is composed solely of independent directors, each with a different independent director serving as committee chair.

According to our governance principles, in the absence of an independent Chairman of the Board, our nominating and governance committee must nominate a “Lead Independent Director,” who must be approved by a majority of the independent directors. Our Lead Independent Director (i) has the responsibility to schedule and prepare agendas for and to chair meetings of non-management or independent directors, (ii) facilitate communication between our Chairman of the Board and our Chief Executive Officer and the other directors (however, directors are free to communicate directly with our Chairman of the Board and our Chief Executive Officer), (iii) cause the dissemination of information to the other members of the board of directors, and (iv) raise issues on behalf of the outside directors when appropriate. Mr. Krupka was appointed as our Lead Independent Director in February 2010 to replace Mr. Miller who had served as our Lead Independent Director during the period since our initial public offering.

With respect to the roles of Chairman of the Board and Chief Executive Officer, our governance principles provide that the board of directors shall fill these positions based upon what is in the best interests of Vonage and its stockholders at any point in time. The board of directors has determined that the positions of the Chairman of the Board and Chief Executive Officer should be held by different persons, although a non-independent director may serve in the position of Chairman of the Board. Since July 2008, the roles have been separated, with Mr. Citron serving as Chairman and Mr. Lefar serving as Chief Executive Officer. Our board of directors believes at this time that continuing to separate the Chairman of the Board and Chief Executive Officer roles will enable Mr. Lefar to focus on the business strategy and operations of Vonage, while Mr. Citron brings institutional knowledge to the leadership of our board of directors. As our board of directors has determined that our Chairman of the Board is not “independent” under New York Stock Exchange rules, consistent with our governance principles, we believe that maintaining a Lead Independent Director is vital to maintaining an appropriate level of independent checks and balances in our governance.

Our nominating and governance committee oversees annually a self-evaluation by our board of directors of its performance during the prior year. As part of this process our nominating and governance committee will conduct an evaluation to review the progress and effectiveness of our board of directors and its committees, and submits comments to the Lead Independent Director. Following discussion with the Lead Independent Director, our nominating and governance committee reports back to our board of directors, and the full board of directors will consider and discuss the committee’s report, including assessing whether the current leadership structure continues to be appropriate for Vonage and its stockholders. Our governance principles provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that Vonage, like many U.S. companies, has been well-served by this flexible leadership structure.

Risk Management

Our Chief Executive Officer reports directly to our board of directors and is responsible for the day-to-day management of our company, including all material risks. Our Chief Financial Officer is responsible for day-to-day financial risk management under the direction of our Chief Executive Officer. Management is currently implementing an enterprise risk management process to identify, assess and manage the most significant risks facing us and going forward expects to conduct a risk assessment of our business periodically. The initial risk assessment process, which began in late 2009, is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Our senior leadership team, functional heads and other managers are surveyed and/or interviewed to develop this information. The enterprise risk management process is being headed by our Chief Legal Officer, who reports to our Chief Executive Officer, and our Vice President, Internal Audit, who reports directly to our audit committee.

Our board of directors is involved in oversight of Vonage’s risk assessment and monitoring processes, although much of the board’s oversight efforts are conducted through the various committees of the board. Management reviews various significant risks with our board of directors throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with our board of directors on an annual basis. Our audit committee has oversight responsibility to review management’s risk assessment and risk management policies, including the policies and guidelines used by management to identify, monitor and manage our exposure to risk. Our audit committee reviews and discusses with our management, our outside auditor and our internal auditors the risks facing Vonage and our management’s plan to manage the risks identified as a result of the enterprise risk management process and reports on its review to the full board of directors. Our compensation committee reviews risks arising from our compensation policies and practices and reports on its review to the full board of directors.

Board Determination of Independence

Under applicable New York Stock Exchange rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and he or she:

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is an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company for which he or she serves as an executive officer; or

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serves as an officer, director or trustee of a tax exempt organization, unless Vonage’s discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Vonage’s automatic matching of employee charitable contributions will not be included in the amount of Vonage’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board who are independent.

Our board has determined that Peter Barris, Morton David, Michael A. Krupka, J. Sanford Miller, Jeffrey J. Misner, Governor Thomas J. Ridge and John J. Roberts meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual.

In determining the independence of the directors listed above, our board considered the transactions discussed in “Transactions with Related Persons.”

Board Meetings and Attendance

Our board met ten times during fiscal 2009. During fiscal 2009, with the exception of Governor Thomas J. Ridge, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on our board attended the 2009 annual meeting of stockholders.

Director Retirement Age

Our governance principles do not establish an age limit for serving as a director. However, the governance principles provide that upon reaching the age of 72 years, each director must submit to our board of directors a letter of resignation to be effective at the next meeting of stockholders held for the election of directors. In each instance, the board of directors will accept the letter of resignation unless our nominating and governance committee determines to nominate the director for another term. In making such determination, our nominating and governance committee balances the benefits of a director’s contributions and continuity against the benefits of having a fresh viewpoint from a new director and such other factors as our board of directors or the nominating and governance committee may consider appropriate. In 2009, Mr. David submitted a letter of resignation upon reaching the age of 72. After evaluation based upon the factors above, this letter of resignation was not accepted by our nominating and governance committee.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our web site at http://ir.vonage.com/.

Our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing management’s risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Securities and Exchange Commission rules, which is included below in this proxy statement.

The members of our audit committee are Mr. Roberts (Chairman), Mr. David, Mr. Miller and Mr. Misner. Each member of our audit committee meets the standards for financial knowledge for companies listed on the New York Stock Exchange. In addition, our board of directors has determined that Mr. Roberts and Mr. Misner are each an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules, each of whom is independent under applicable rules governing independence of audit committee members. No member of our audit committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts’ simultaneous service does not impair his ability to effectively serve on our audit committee. Our audit committee met nine times during fiscal 2009.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executives;

•	determining compensation for our chief executive officer;

•	reviewing risks arising from our compensation policies and practices;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement; and

•	preparing the compensation committee report required by Securities and Exchange Commission rules, which is included below in this proxy statement.

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. In 2009, the compensation committee utilized the services of an independent compensation consultant, Hewitt Associates, to advise the committee in connection with its oversight of our compensation program. After 2009 year end, but prior to the filing of this proxy statement, Hewitt Associates spun off its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC. Due to the importance of independence, and to maintain consistent process and representation, the compensation committee has retained Meridian going forward as its independent executive compensation consultant. The compensation consultant generally attends meetings of the compensation committee and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide any services to management. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”

Our management, aided by our human resources and finance departments, provided statistical data and made recommendations to the compensation committee to assist it in determining 2009 compensation levels. While the compensation committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chief executive officer, members of our legal staff and a representative from our human resources department.

The members of our compensation committee are Mr. David (Chairman), Mr. Barris, Mr. Miller and Governor Ridge. Our compensation committee met five times during fiscal 2009.

Nominating and Governance Committee

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	making recommendations to our board on the size and qualifications for membership of the board and board committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board; and

•	overseeing an annual self-evaluation of the board.

An independent compensation consultant, Hewitt Associates, advised the committee in connection with reviewing the compensation of non-executive directors during 2009. The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and governance committee are Mr. Misner (Chairman), Mr. Barris and Mr. Krupka. Mr. Misner was appointed to this committee in February 2010 upon the committee resignation of Governor Ridge, at which time he replaced Mr. Krupka as chairman of the committee. Our nominating and governance committee met three times during fiscal 2009.

Director Nomination Process

To identify and evaluate director candidates, our nominating and governance committee makes requests to board members and others for recommendations, meets from time to time to evaluate biographical information and background material relating to potential candidates and sets-up interviews of selected candidates by members of the committee and the board. We also use the services of a third-party search firm to identify and evaluate potential director candidates, including for a currently ongoing search for an independent director.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting—What is the deadline to propose actions for consideration at the 2011 annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.

Codes of Conduct

We have adopted a code of conduct applicable to all our officers and employees and a finance code of ethics applicable to our chief financial officer and other employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our Investor Relations website, http://ir.vonage.com/. We will provide you with print copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. We intend to disclose any amendments to, or waivers from, provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, on our Investor Relations website promptly following the date of such amendment or waiver.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2009 and discussed them with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors of Vonage Holdings Corp.

John J. Roberts, Chairman

Morton David

J. Sanford Miller

Jeffrey J. Misner

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the members of our compensation committee were Mr. David, Mr. Barris, Mr. Miller and Governor Ridge. None of the members of our compensation committee was at any time in fiscal 2009, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K except for disclosures describing transactions with New Enterprise Associates, with whom Mr. Barris is associated, and its affiliated companies, transactions with a company affiliated with Institutional Venture Partners, with whom Mr. Miller is associated, and Mr. David’s participation in our November 2008 financing. See “Transactions with Related Persons.” During fiscal 2009, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.

Morton David, Chairman

J. Sanford Miller

Peter Barris

Governor Thomas J. Ridge

COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed in the Summary Compensation Table that follows this discussion. We also discuss the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies.

Compensation Objectives

The 2009 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

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Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks. We refer to this objective as “performance incentives.”

•	Provide meaningful equity ownership that will encourage the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2009 compensation are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives—Stock Options and Restricted Stock Units	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

When reviewing the compensation program, including performance metrics and weighting for annual bonuses, our compensation committee, with the assistance of an independent consultant, considers the impact of the compensation program on Vonage’s risk profile. Our compensation committee believes that our compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward. See also “—Impact of Compensation Policies on Risk Management.”

Our compensation committee reviews the compensation program annually to determine whether changes should be made to address the objectives described above. As noted below, compensatory decisions regarding Marc P. Lefar, our Chief Executive Officer, were principally governed by the terms of his employment agreement, which was signed in July 2008, when he assumed his duties with our company. In addition, compensatory decisions for 2009 regarding Theresa Hennesy, our Senior Vice President of Network Operations, Nicholas Lazzaro, our Senior Vice President of Product Development and Information Technology, and Kurt Rogers, our Chief Legal Officer and Secretary, were principally governed by the terms of letter agreements, which were signed in January 2009, February 2009 and July 2009, respectively, when each agreed to assume his or her duties with us.

John S. Rego, our former Executive Vice President, Chief Financial Officer and Treasurer left Vonage in March 2010. Except with respect to his annual bonus, which was negotiated as part of a separation agreement with us, decisions regarding Mr. Rego’s compensation in 2009 were subject to the compensation determinations described in this Compensation Discussion and Analysis. For additional information regarding the separation agreement, see “Potential Post-Employment Payments—Employment and Related Agreements.” On February 24, 2010, our board of directors appointed Barry Rowan as our Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer, effective March 8, 2010.

Engagement of Compensation Consultant

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. The compensation committee engaged an independent compensation consultant, Hewitt Associates, to advise the committee in connection with its oversight of our compensation program.

Determination of Competitive Compensation

As part of our annual process for assessing the competiveness of executive compensation, we compare the compensation of our executives, other than recently hired executives, to survey data. For 2009, we used the following data sources:

•	2008 Culpepper Executive Survey, covering 55 companies in Telecommunications, Network and Internet Services, where we focused on companies with an annual revenue size of $500 million to $2.5 billion.

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2008 Radford Executive Compensation Survey, covering 70 companies in Telecommunications Products/Services, Software Products/Services and Internet/eCommerce, where we focused on companies with an annual revenue size of $500 million to $1.5 billion.

•	2008 Mercer Executive Compensation Survey, covering 149 companies with a revenue size of $500 million to $2.5 billion.

For the 2009 compensation review, the Watson Wyatt Executive Survey that we previously used was replaced with the Culpepper Executive Survey to better align the market assessment by industry and revenue size.

Because the compensation committee was seeking survey data covering a broad range of companies meeting the criteria set forth above, the compensation committee did not focus on, or ascertain the identities of, the individual companies included in the survey data.

We placed the most weight (50%) on the Radford Executive Survey as we believed it provides the most relevant data. We believe that Telecommunications Products/Services, Software Products/Services, and Internet/eCommerce companies with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent. We weighted the data from each of the other surveys at 25%. We refer to the weighted data sources described above as the “market sample.”

In 2009, we targeted salary for Mr. Rego at the 50th percentile of the market sample. For total cash compensation, which is base salary and the target amount of annual cash bonus, we targeted a minimum level at the 50th percentile, but contemplated payments of up to the 75th percentile contingent on the achievement of strong performance. We also targeted the same 50th to 75th percentile range for total direct compensation, which is base salary, the target amount of annual bonus and stock-based grants. We believe these target levels were appropriate because we wanted the flexibility to reward company and individual performance that met or exceeded our performance goals. In evaluating the initial base salary for Ms. Hennesy, Mr. Lazzaro and Mr. Rogers pursuant to the letter agreements described below, applicable data from the market sample was also considered.

A significant portion of our compensation is performance-based. Therefore, actual cash compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly.

Employment Agreement with Marc P. Lefar

Mr. Lefar’s 2009 compensation principally was governed by the terms of his employment agreement with us, which is described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.” Mr. Lefar’s retention in July 2008 was the culmination of a process conducted by a CEO search committee consisting of three members of our board of directors, Michael A. Krupka, Morton David and John J. Roberts. After considering the candidate pool, the CEO search committee oversaw extensive negotiations, on an arms-length basis, with Mr. Lefar. The CEO search committee determined that Mr. Lefar is a uniquely well-qualified executive for Vonage, based on his tenure as Chief Marketing Officer for Cingular Wireless, as a marketing executive for Cable and Wireless Global and in senior leadership roles at Verizon Wireless and GTE Wireless, as well as his experience during nine years at Procter & Gamble. The CEO search committee believed that Mr. Lefar would provide the level of leadership and experience that was necessary to address the challenges facing our company, including increasing competition and the need to refinance our then outstanding convertible notes by December 2008. Moreover, the CEO search committee recognized that, in accepting employment with us, Mr. Lefar was relinquishing his consulting business. Based on the foregoing considerations, to secure the services of Mr. Lefar the CEO search committee concluded it was appropriate to provide the compensation specified in the employment agreement. Following the recommendation of the CEO search committee and our compensation committee, our board of directors approved Mr. Lefar’s employment agreement.

Letter Agreements with Theresa Hennesy, Nicholas Lazzaro and Kurt Rogers

Ms. Hennesy’s, Mr. Lazzaro’s and Mr. Rogers’ hiring were the culmination of processes to fill identified executive positions and the terms of the letter agreements with these executives reflect the outcome of arms-length negotiations between the executives and us. Each of the executives was employed as an executive, or in Mr. Rogers’ case as a partner at a law firm, at the time of negotiations. Ms. Hennesy’s, Mr. Lazzaro’s and Mr. Rogers’ 2009 compensation principally was governed by the terms of their respective letter agreements with us, which are described in detail below under “Potential Post-Employment Payments—Employment and Related Agreements.” As an inducement for Ms. Hennesy to join us from her prior employer, she was paid a sign-on bonus of $25,000 in February 2009, together with an initial grant of stock options to purchase 200,000 shares of our common stock. Primarily to offset the forfeiture of unvested equity and cash bonuses from his prior employer, we paid Mr. Lazzaro an aggregate sign-on bonus of $150,000 in February 2009 and March 2010, made an initial grant of stock options to purchase 450,000 shares of our common stock and agreed to the non-proration of his bonus for 2009. Primarily to offset compensation he would have earned as a law firm partner in 2009, we paid Mr. Rogers a sign-on bonus of $30,000 in July 2009, made an initial grant of stock options to purchase 450,000 shares of our common stock and agreed to the non-proration of his bonus for 2009. Following the recommendation of our Chief Executive Officer, our compensation committee approved the letter agreements for Ms. Hennesy, Mr. Lazzaro and Mr. Rogers.

Salaries

The market sample indicated that the salary of Mr. Rego was within the competitive guidelines addressed above. Therefore, we did not increase his salary in 2009.

Mr. Lefar’s salary of $850,000 per annum was fixed in accordance with the terms of his employment agreement. Ms. Hennesy’s, Mr. Lazzaro’s and Mr. Rogers’ salaries of $275,000, $295,000 and $360,000 per annum (pro rated from the time they joined us), respectively, were fixed in accordance with the terms of their letter agreements with us.

Annual Cash Bonuses

When determining the annual bonuses of our executive officers, the compensation committee takes into account achievement of objective performance criteria as described below. The compensation committee also may consider discretionary factors relating to the executive’s individual performance.

For 2009, the target bonus percentages for the participating named executive officers were as follows:

Name	Percentage of Salary Payable at Target Award Level
Marc P. Lefar	75%
John S. Rego	100%
Theresa Hennesy	60%
Nicholas Lazzaro	60%
Kurt Rogers	60%

The measures used for the 2009 bonus program and the weighting of those measures, as ultimately approved by the compensation committee, were as follows:

Metrics	Weighting
Adjusted average monthly revenue per line (“Adjusted ARPU”)	25%
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)	35%
Net subscriber line additions	20%
Churn	20%

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Adjusted ARPU is an average for the four calendar quarters in 2009. Adjusted ARPU for a particular quarter is calculated by dividing our total telephony service revenue for the quarter (for this purpose excluding Universal Service Fund fees) by the simple average number of subscriber lines for the quarter, and dividing the result by three. The simple average number of subscriber lines for the quarter is the number of subscriber lines on the last day of the prior quarter, plus the number of subscriber lines on the last day of the current quarter, divided by two. We use Adjusted ARPU because it provides an indicator of our success managing pricing, promotions and customer credit policies and moving users to higher priced services that are regarded as strategically important. We exclude Universal Service Fund fees from this measure because they represent a portion of our revenue that is not within the control of management and such fees are completely passed through to customers.

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Adjusted EBITDA (which we formerly referred to as adjusted operating income) is income (loss) from operations determined in accordance with U.S. generally accepted accounting principles excluding depreciation and amortization and share-based expense. Adjusted EBITDA is an important performance measure because it is a “bottom line” indicator of our long-term viability, and our operational performance. Adjusted EBITDA is also a component of several financial covenants arising under our November 2008 financing and failing to meet these covenants is likely to have an adverse effect on us. We believe it is appropriate to include a measure that excludes depreciation, amortization and non-cash stock compensation expense because they represent non-cash charges that do not reflect on management’s performance.

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Net subscriber line additions for 2009 reflects the number of subscriber lines at the end of the year, less the number of subscriber lines at the beginning of the year. We use net subscriber line additions because it measures our progress growing the number of customers in our customer base.

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Churn relates to the average monthly percentage of customers that terminate service. We calculate churn by dividing the number of customers that terminate during the year by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two. We use churn because it addresses our success in retaining subscribers. Reducing churn can have a significant positive impact on revenue and profitability.

The following table describes the differences in metrics and weighting that we used for annual cash bonuses to named executive officers in 2008 and 2009:

2008 Metrics & Weighting	2009 Metrics & Weighting	Reason for Change
Revenue (15%)	Adjusted ARPU (25%)	We believe that changes in Adjusted ARPU better measure changes in pricing, promotions and customer credit policies, which were a significant focus for us in 2009 and better measure the quality of our customer. Historically, customers with higher Adjusted ARPU have been less likely to churn.

Pre-Marketing Operating Income per line (PMOI) (15%)	N/A	We eliminated PMOI as we believe that many of the factors that drive PMOI also drive Adjusted EBITDA.

Adjusted EBITDA (22%)	Adjusted EBITDA (35%)	For 2009, we made Adjusted EBITDA the highest weighting of any of the performance measures. There is increased management focus on Adjusted EBITDA because the financial covenants arising under our November 2008 financing are calculated using it as a component and the minimum Adjusted EBITDA required under the financial covenants (determined on a rolling four quarter basis) increases quarterly through March 2012. Any failure to meet financial covenants would likely have an adverse effect on our business. We also took into consideration the elimination of PMOI as a measure.

N/A	Net subscriber line additions (20%)	We added net subscriber line additions as a metric to measure growth. Previously, we used the revenue metric in part to measure growth.

Churn (33%)	Churn (20%)	The weighting for churn was reduced from 33% to 20%, as churn also directly impacts another metric, net subscriber line additions, which is also weighted at 20%.

Subscriber Line Acquisition Cost (SLAC) (15%)	N/A	As SLAC is a measure of our marketing efficiency, we believed that this would better serve as a functional metric for determining bonus amounts for our marketing employees.

In the event that Adjusted EBITDA for 2009 was less than $60.0 million, which was the minimum Adjusted EBITDA required for 2009 under a financial covenant for our financing, no bonuses would have been paid. A 100% payout on any of the measures required our achieving the targeted amount for the measure. The minimum payment, equal to 50% of the target bonus, would be payable if a threshold level of performance was achieved. The maximum payment, equal to 175% of the target bonus, would be payable only upon outstanding performance. Payments between the measurement points increased or decreased in proportion to the increase or decrease, as applicable, of the relevant performance measure. If all four metrics were met, the payout would be 130% with additional payouts for a measure between 130% and 175% in proportion to the amount that our performance exceeded the targeted performance level for the measure compared to the maximum performance level for the measure. In the event that the maximum performance level was attained for all four performance metrics, the payout would be 225% of an individual’s target award level.

The following table shows the performance levels upon which threshold, target and maximum bonuses would be paid. Adjusted EBITDA and net subscriber line additions are in thousands.

Performance Measure	2008 Performance	Threshold	Target	Maximum
Adjusted ARPU	$25.91	$25.42	$26.08	$26.83
Adjusted EBITDA	$54,411	$65,000	$75,000	$90,000
Net Subscriber Line Additions	27	50	222	390
Churn	3.1%	3.0%	2.6%	2.5%

As indicated by the following table, the award payable based on our actual performance was 104% of the total target bonus. Accordingly, for example, if the target bonus for an executive was 60%, the executive would have received a bonus of 60.24%. Adjusted EBITDA and net subscriber line additions are in thousands.

Performance Measure	2009 Performance	Percent of Target Award for the Measure	Weighting	Percentage of Total Target Award Based on Performance
Adjusted ARPU	$26.81	172%	25%	43%
Adjusted EBITDA	$119,000	175%	35%	61%
Net Subscriber Line Additions	(155)	0%	20%	0%
Churn	3.1%	0%	20%	0%
Percent of Total Target Award				104%

Mr. Rego’s bonus was established by his separation agreement with us. Following performance reviews, our Chief Executive Officer did not recommend any adjustments to bonus amounts for any other named executive officer based upon individual performance. The compensation committee did not subsequently approve adjustments to bonus amounts determined for any named executive officer, including our Chief Executive Officer, based on individual performance. The bonus for Ms. Hennesy, who joined us in February 2009, was pro-rated based upon the portion of the year she was employed by us.

Based on the corporate performance with respect to the performance metrics, adjusted as described above, the compensation committee approved the following annual bonus payments to the named executive officers:

Name	2009 Bonus Award
Marc P. Lefar	$689,000
John S. Rego	$324,000
Theresa Hennesy	$152,000
Nicholas Lazzaro	$184,000
Kurt Rogers	$228,000

These payments are reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

Annual Stock Option and RSU Grants: In 2009, the compensation committee approved stock option and restricted stock unit grants to its executive officers based on 2008 corporate performance, competitive data with respect to the market sample, available shares under our equity incentive plan at the time of grant and anticipated future grant requirements, the level of the individual’s responsibility and individual contributions to Vonage. In this regard, the compensation committee considered the recommendations of our Chief Executive Officer for the other executive officers then employed by us. In accordance with this process, Mr. Rego received a grant of stock options for 86,000 shares and a grant of restricted stock units for 43,000 units in June 2009.

In November 2008, we completed a financing that was substantially more dilutive than the capitalization as contemplated by the commitment letter for the financing executed by us in July 2008 prior to Mr. Lefar joining us. As a result, we were obligated under our employment agreement with Mr. Lefar to discuss in good faith with Mr. Lefar the award of equity to him in addition to an initial stock option grant for 6,500,000 shares. Following discussions, we made subsequent option grants to Mr. Lefar in September 2009 and December 2009 for an aggregate of 2,000,000 shares as adjustments. In addition, 600,000 of the 2,000,000 shares of our common stock subject to an option grant made to Mr. Lefar in April 2010 was also intended as a further adjustment. See “Employment Agreement with Marc P. Lefar” above for additional information.

Under terms of their respective letter agreements, we made initial option grants to Ms. Hennesy for 200,000 shares in March 2009 and to Mr. Lazzaro and Mr. Rogers for 450,000 shares each in April 2009 and August 2009, respectively.

Perquisites

Under the terms of Mr. Lefar’s employment agreement, we reimburse Mr. Lefar for travel expenses between Atlanta, Georgia, the location of our business office for certain product management and development employees and where Mr. Lefar maintains his primary residence, and our principal offices, in addition to the cost of housing near our principal offices. There is a maximum annual amount that may be used as reimbursement to Mr. Lefar for private air travel; this is calculated as the sum of the cost of a first-class fully refundable direct flight for such travel plus $600,000. This maximum annual amount includes business travel for which Mr. Lefar recognizes no taxable income. In addition, we paid Mr. Lefar’s counsel fees incurred in connection with the negotiation of an amendment to his employment agreement and made an additional payment to relieve him of any tax liability related to the travel, housing and legal expense reimbursements, as well as taxes in respect of the additional payment. We also provide premiums for medical, dental, short-term and long-term disability and life and accidental death and dismemberment coverage for Mr. Lefar. See the Summary Compensation Table and “Potential Post-Employment Payments—Employment and Related Agreements” below, and “Employment Agreement with Marc P. Lefar” above for additional information.

Our other named executive officers also negotiated for perquisites when hired. We paid certain relocation expenses and temporary housing to Ms. Hennesy. We pay for or reimburse Mr. Lazzaro for travel expenses between Atlanta, Georgia, where we maintain an office and Mr. Lazzaro maintains his primary residence, and our principal offices and the cost of temporary housing near our principal offices through at least March 2011 and make an additional payment to relieve him of any related tax liability. We also agreed to reimburse Mr. Rogers for lodging accommodations near our principal offices through at least August 2011 and make an additional payment to relieve him of any related tax liability. Our incremental costs for the perquisites described above are shown in note 5 to the Summary Compensation Table.

Equity Grant Practices

We do not backdate grants of stock options or restricted stock units, nor do we time grants to coincide with the release of material non-public information about Vonage. For newly hired or promoted employees, stock options or restricted stock units are granted on the first trading day of the month immediately following the month in which the employee commences employment with us or the promotion is effective.

The compensation committee approves all grants of stock options and restricted stock units to executive officers and to other officers at the Senior Vice President level. We have delegated to our Chief Executive Officer and our Vice President of Human Resources the ability to make equity grants (stock options or restricted stock units) aggregating up to 2,000,000 shares of common stock in any calendar year for new hires and promotions, in each case relating to employees at the Vice President level or below (in the case of the Chief Executive Officer) or the Manager level or below (in the case of the Vice President of Human Resources). This delegated authority also is subject to limitations on individual awards, the highest of which provides for grants to a Vice President that may not exceed 75,000 shares in any calendar year. For this purpose, a restricted stock unit is deemed to be equivalent to 1.79 shares.

Typically, in late February or early March of each year, the compensation committee considers the annual grant of stock options and, if applicable, restricted stock units. The compensation committee’s practice has been to approve the making of the grant of these options and restricted stock units effective as of the first trading day in April. Due to extraordinary market conditions and limited availability of shares under our 2006 Incentive Plan, the compensation committee delayed approving grants in 2009. Following this delay, at our request, our Chairman cancelled options in March 2009 for 3,944,197 shares that became eligible for issuance under our 2006 Incentive Plan. Our compensation committee authorized grants effective as of the beginning of June after further consideration of alternatives to address expected long-term requirements under our equity incentive plan.

For special grants, stock options or restricted stock units are granted on the first trading day of the month immediately following the month in which the options or restricted stock units are approved.

We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant.

Ongoing and Post-Employment Compensation

We have benefit plans, employment agreements and other arrangements for our named executive officers that accrue value as the executive officer continues to work for us or provide special benefits upon certain types of termination events. These plans, employment agreements and arrangements were designed to be part of a competitive compensation package or to help secure the retention of the executive. See “Potential Post-Employment Payments” below for additional information.

Employment Agreements and Change of Control Provisions of Equity Grants: We have employment agreements with Mr. Lefar and had an employment agreement with Mr. Rego prior to his departure in March 2010. Among other terms, the employment agreements provide for payments and other benefits if we terminate an executive officer’s employment without cause, or if an executive officer terminates employment for good reason. Ms. Hennesy, Mr. Lazzaro and Mr. Rogers do not have an employment agreement, but letter agreements with each offering employment with us provide for a severance payment if employment is terminated by us without cause or by the employee for good reason.

Mr. Lefar’s employment agreement provides that upon a change in control of our company, options granted to Mr. Lefar in 2008 and 2009 will vest in full. Mr. Lefar’s employment agreement also provides for partial acceleration of vesting of the options in the event of termination of his employment without cause or his termination of employment for good reason. A different form of partial vesting will apply in the event his employment agreement is not renewed, to the extent he continues to be employed by us and his employment subsequently terminates while options remain unvested. In addition, upon termination of his employment for reasons other than cause, the exercise period for Mr. Lefar’s outstanding options, including any options in addition to those granted under his employment agreement, will be extended for either 60 or 180 days, depending on the circumstances of the termination. Mr. Lefar also is entitled to an amount equal to two times his base salary (one times his base salary in the event of non-renewal of his employment agreement by us), which we refer to as the “severance amount,” a prorated portion of his annual bonus for the year of termination and certain health care benefits if his employment is terminated without cause, if he terminates his employment for good reason or if he receives notice of non-renewal of his employment agreement.

Under Mr. Lefar’s employment agreement, if Mr. Lefar becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment in connection with a change in control, we will make an additional payment to him. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Lefar will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payments.

The employment agreement for Mr. Rego provided for “double trigger” vesting of his outstanding stock options after a change in control of our company. In other words, if a change of control occurred and, concurrently or afterwards, Mr. Rego was terminated by us without cause or Mr. Rego terminated his employment for good reason, the outstanding stock options held by Mr. Rego would have vested in full. The option agreements for Ms. Hennesy, Mr. Lazzaro and Mr. Rogers provide for acceleration of vesting of 100% of unvested stock options covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. The restricted stock unit grant agreements entered into in 2006 for Mr. Rego provided for acceleration of vesting of one-half of unvested restricted stock units in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. The restricted stock unit grant agreements entered into in 2007 and 2009 for Mr. Rego provided for acceleration of vesting of all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control.

We believe that the severance compensation and acceleration of vesting provisions can help us retain management in times of uncertainty. The employment agreements and letter agreements provide financial security, in the form of severance compensation, in the event the executive officer’s employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control.

Moreover, we believe that the change in control benefits that we have provided to the executive officers provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. See “Potential Post-Employment Payments” for further information regarding change in control and termination benefits under the employment agreements.

401(K) Savings Plan: This plan is a tax-qualified defined contribution plan available to all of our employees. Messrs. Lefar and Rego and Ms. Hennesy participated in the plan in 2009. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 15% of his or her annual compensation. In 2009, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a maximum contribution of $6,000. The matching contributions vest after three years following the date of employment. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $245,000 in 2009). Our matching contributions for the named executive officers are shown in the Summary Compensation Table. We do not provide any supplemental retirement benefits.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. We structure our stock options to preserve the deductibility of income realized by an executive upon the exercise of stock options. While we may take actions in the future to preserve deductibility of other elements of compensation, we retain the flexibility to authorize compensation that may not be deductible if the compensation committee believes it is in the best interests of our company. While the compensation for Mr. Lefar exceeded the $1 million deduction limit in 2009, we determined that this result was appropriate, based on the considerations regarding his compensation discussed above.

As noted above, under Mr. Lefar’s employment agreement, he will be entitled to receive additional payments if payments to him resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to Mr. Lefar. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under his agreement, as well as the incentive for Mr. Lefar to enter into employment with us.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Marc P. Lefar (5) Chief Executive Officer	2009	$883,000	$689,000		$2,290,450	$816,859	$4,679,309
	2008	$340,000	$865,000		$6,153,861	$483,782	$7,842,643

John S. Rego (6) Executive Vice President, CFO and Treasurer	2009	$312,000	$324,000	$19,780	$24,885	$21,807	$702,471
	2008	$300,000	$126,960		$90,009	$14,589	$531,558
	2007	$300,000	$190,000	$174,720	$631,824	$11,820	$1,308,364

Theresa Hennesy (7) Senior Vice President of Network Operations	2009	$243,000	$177,000		$40,606	$27,266	$487,872

Nicholas Lazzaro (8) Senior Vice President of Product Development and Information Technology	2009	$244,000	$334,000		$143,938	$102,712	$824,651

Kurt Rogers (9) Chief Legal Officer and Secretary	2009	$161,000	$258,000		$166,624	$7,976	$593,600

(1)	The 2008 amount for Mr. Lefar was a one-time payment as an inducement for Mr. Lefar to join our company and to compensate him for the termination of his consulting business, which was paid to Mr. Lefar in July 2008 upon commencement of his employment with us pursuant to the terms of his employment agreement. $25,000 of the 2009 amount for Ms. Hennesy was a one-time payment as an inducement for Ms. Hennesy to join our company, which was paid in February 2009 pursuant to the terms of a letter agreement. $150,000 of the 2009 amount for Mr. Lazzaro was a one-time payment as an inducement for Mr. Lazzaro to join our company, which was paid in February 2009 and March 2010 pursuant to the terms of a letter agreement. $30,000 of the 2009 amount for Mr. Rogers was a one-time payment as an inducement for Mr. Rogers to join our company, which was paid in July 2009 pursuant to the terms of a letter agreement. See the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a description of the employment arrangements with Mr. Lefar, Ms. Hennesy, Mr. Lazzaro and Mr. Rogers.

Except as noted above, the amounts reported represent discretionary cash bonuses earned during 2007, 2008 and 2009, as applicable. The bonuses earned in 2007, 2008 and 2009, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonus for 2009.

(2)	Stock awards consist only of restricted stock units. The dollar amounts for the awards represent the grant-date value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) for each named executive officer. The assumptions used to calculate the value of stock awards are set forth under Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010. Refer also to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the named executive officer receives. The actual value the named executive officer receives will depend on the number of units earned and the price of our common stock when the units vest.

(3)

The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC 718 for each named executive officer. The assumptions used to calculate the value of stock options are set forth under Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 26, 2010. See “Grants of Plan-Based Awards—2009” for further information including the exercise prices for awards made in 2009. Refer also to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the named executive officer receives. The actual value the named executive officer receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(4)	The amounts in this column (grossed-up for any payments to reimburse for related taxes) consist of the following:

Name	Year	401(k) Match	Insurance and Medical Premiums	Housing/ Relocation Expense/ Reimbursement	Travel Expense/ Reimbursement		Reimbursement of Legal Fees	Total
Marc P. Lefar	2009	$6,000	$15,807	$146,925	$648,127	*		$816,859
	2008		$5,204	$58,250	$374,239		$46,089	$483,782

John S. Rego	2009	$6,000	$15,807					$21,807
	2008	$6,000	$8,589					$14,589
	2007	$6,000	$5,820					$11,820

Theresa Hennesy	2009	$6,000		$21,266				$27,266

Nicholas Lazzaro	2009			$62,501	$40,211			$102,712

Kurt Rogers	2009			$7,976				$7,976

*	Taxable income to Mr. Lefar relating to private travel was determined by using the Internal Revenue Service Standard Industry Fare Level tables, which is less than the amount listed in the table. To the extent practicable, other employees who spend time in our Atlanta, Georgia office, including Mr. Lazzaro, travel with Mr. Lefar, however, there is no additional incremental cost to us.

(5)	Mr. Lefar was appointed as our Chief Executive Officer in July 2008.

(6)	Mr. Rego ceased serving as our Executive Vice President, Chief Financial Officer and Treasurer in March 2010.

(7)	Mr. Hennesy began serving as Senior Vice President of Network Operations in February 2009.

(8)	Mr. Lazzaro began serving as Senior Vice President of Product Development and Information Technology in March 2009.

(9)	Mr. Rogers began serving as Chief Legal Officer and Secretary in July 2009.

The relationship of each named executive officer’s base salary in proportion to the amount in the “Total” column is as follows:

Name	2007 Salary as a % of Total Compensation	2008 Salary as a % of Total Compensation	2009 Salary as a % of Total Compensation
Marc P. Lefar		4.3%	18.9%
John S. Rego	22.9%	56.4%	44.4%
Theresa Hennesy			49.8%
Nicholas Lazzaro			29.6%
Kurt Rogers			27.1%

Grants of Plan-Based Awards—2009

	Grant Date	Date of Corporate Action	All Other Stock Awards: Number of Shares or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)
Marc P. Lefar	9/1/09	8/28/09		1,000,000	$1.43	$1,203,395
	12/1/09	11/4/09		1,000,000	$1.29	$1,087,055

John S. Rego	6/1/09	5/29/09		86,000	$0.46	$24,885
	6/1/09	5/29/09	43,000			$19,780

Theresa Hennesy	3/2/09	2/4/09		200,000	$0.33	$40,606

Nicholas Lazzaro	4/1/09	2/9/09		450,000	$0.42	$143,938

Kurt Rogers	8/3/09	7/30/09		450,000	$0.44	$166,624

(1)	Amounts in this column represent restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest in equal annual installments on the first through fourth anniversaries of June 1, 2009. The restricted stock units granted to Mr. Rego were forfeited upon his termination of employment in March 2010.

(2)	Amounts in this column represent stock options granted under our 2006 Incentive Plan. The options for each of the named executive officers vest in four equal annual installments. Please see the section titled “Ongoing and Post-Employment Compensation—Employment Agreements and Change of Control Provisions of Equity Grants” in our Compensation Discussion and Analysis for a discussion of the acceleration of vesting of our stock options in certain circumstances, including upon a change in control. The option granted to Mr. Rego was forfeited upon his termination of employment in March 2010.

(3)	The amounts in this column represent the closing price of our common stock on the New York Stock Exchange on the date of grant.

(4)	The value of a stock award or option award represents the grant-date fair value calculated in accordance with FASB ASC 718. Stock awards consist only of restricted stock units. The actual value the named executive officer receives for restricted stock units will depend on the number of units earned and the price of our common stock when the units vest. The actual value the named executive officer receives for stock options will depend on the number of shares exercised and the price of our common stock on the date exercised.

Outstanding Equity Awards at Fiscal Year-End—2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)
Marc P. Lefar	1,625,000	4,875,000	(3)	$1.42	7/29/2018
	—	1,000,000	(4)	$1.43	9/1/2019
	—	1,000,000	(5)	$1.29	12/1/2019

John S. Rego (17)	102,500	102,500	(6)	$4.16	3/15/2012
	100,000	100,000	(7)	$2.08	9/4/2012
	53,571	—		$0.70	10/1/2012
	22,500	67,500	(8)	$1.96	4/1/2013
	44,643	—		$1.40	8/1/2013
	107,143	—		$1.76	2/27/2014
	—	86,000	(9)	$0.46	6/1/2014
	185,352	—		$7.42	4/1/2015
	89,286	—		$8.82	8/1/2015
	229,167	20,833	(10)	$15.06	3/15/2016
						12,500	(14)	$17,500
						42,000	(15)	$58,800
						43,000	(16)	$60,200

Theresa Hennesy	—	200,000	(11)	$0.33	3/2/2014

Nicholas Lazzaro	—	450,000	(12)	$0.42	4/1/2019

Kurt Rogers	—	450,000	(13)	$0.44	8/3/2019

(1)	Please see the section titled “Ongoing and Post-Employment Compensation—Employment Agreements and Change of Control Provisions of Equity Grants” in our Compensation Discussion and Analysis for a discussion of the acceleration of our option and stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2009 of $1.40, as reported on the New York Stock Exchange.

(3)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of July 29, 2008.

(4)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of September 1, 2009.

(5)	The options vest in equal annual installments on the calendar day before the first through fourth anniversaries of December 1, 2009.

(6)	The options vest in equal annual installments on the first through fourth anniversaries of March 15, 2007.

(7)	The options vest in equal annual installments on the first through fourth anniversaries of September 4, 2007.

(8)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2008.

(9)	The options vest in equal annual installments on the first through fourth anniversaries of June 1, 2009.

(10)	The options vest in equal monthly installments over a period of four years beginning on April 30, 2006.

(11)	The options vest in equal annual installments on the first through fourth anniversaries of March 2, 2009.

(12)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2009.

(13)	The options vest in equal annual installments on the first through fourth anniversaries of August 3, 2009.

(14)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of August 4, 2006. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(15)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of September 4, 2007. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(16)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of June 1, 2009. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(17)	The option expiration dates listed for Mr. Rego are accelerated by his March 2010 cessation as Executive Vice President, Chief Financial Officer and Treasurer. Any then unvested restricted stock units and options were forfeited. See “Potential Post-Employment Payments—Employment and Related Agreements—John S. Rego.”

Option Exercises and Stock Vested—2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John S. Rego	33,500	$37,000

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable vesting date.

Impact of Compensation Policies on Risk Management

Our compensation committee reviewed our compensation policies and practices for our employees, including executive officers, and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation committee noted several aspects of the design of our compensation programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, and annual and longer-term incentives, which we believe is consistent with practices of comparable companies.

•

We set varied performance goals that we believe are reasonable in light of past performance, future projections, market conditions, analyst expectations, and our debt covenants. These performance goals encourage a balanced emphasis on growth, profitability, and operational performance. If management overemphasized any single metric which increased risk to our long-term performance, it would likely be at the expense of other metrics resulting in a reduction in compensation. This balanced approach helps to mitigate risk and drive long-term performance.

•	Performance goals are team oriented rather than individually focused, and tied to measurable factors that are both transparent to stockholders and drivers of their returns.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Maximum payout levels for bonuses based upon performance are capped.

•	Our compensation committee has discretion to adjust bonus payouts, including making downward adjustments.

•

In addition to stock options with exercise prices at market value on the date of grant, we use restricted stock units for equity awards because restricted stock units retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	Four-year ratable vesting of equity awards limits employee ability to benefit from short-term risky behavior and encourages long-term decision making and value creation.

Potential Post-Employment Payments

The following are descriptions of our employment agreements with our named executive officers. The table following the description of our employment agreements quantifies the potential payments and benefits under our arrangements with each named executive officer to which the named executive officer would be entitled to for various scenarios involving a termination of employment or change-in-control. The amounts shown assume that the termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Employment and Related Agreements

Marc P. Lefar

We are party to an agreement with Mr. Lefar providing for his employment, as Chief Executive Officer for an initial term of three years, that was initially entered into in July 2008 and amended in November 2009. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control if the term would otherwise be terminated within such one-year period, subject to automatic annual renewals as described above. As Chief Executive Officer, Mr. Lefar reports to our board of directors. All of our employees report to Mr. Lefar or one of his designees.

Under his employment agreement, Mr. Lefar is entitled to receive an annual base salary that is currently $925,000 and is subject to further review for increase not less than annually by our compensation committee. Mr. Lefar is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Mr. Lefar’s employment agreement contained a target annual bonus equal to 75% of Mr. Lefar’s annual wages for 2009. As required by the agreement, a review of Mr. Lefar’s target annual bonus was conducted in February 2010 and the target annual bonus reset at 110%. Mr. Lefar is entitled to payment for or reimbursement of his commercial air and car transport between Atlanta, Georgia, the location of our business office for certain product management and development employees and where Mr. Lefar maintains his primary residence, and our principal offices. Each year during the term of the employment agreement, Mr. Lefar is also entitled to (i) payment of or reimbursement for amounts up to a maximum of $600,000 plus the cost of commercial air travel (i.e., the cost of a first-class, fully refundable, direct flight booked one week prior to travel), to be used by Mr. Lefar for private air travel, (ii) payment of or reimbursement for the cost of housing (i.e., furnished housing, including utilities) near our principal offices and (iii) gross-up for tax purposes of any income arising from such expense payments or reimbursements that are treated as nondeductible taxable income.

The employment agreement provided that Vonage and Mr. Lefar would discuss in good faith the award of equity to Mr. Lefar in addition to an initial grant of options to purchase 6,500,000 shares if was determined that the financing completed by us in November 2008 was substantially more dilutive than the capitalization as contemplated by the commitment letter for the financing executed by us in July 2008. Mr. Lefar received additional grants of options in 2009 and 2010 to purchase an aggregate of 2,600,000 shares of our common stock as a result of such discussions.

During the term of his employment agreement, if we terminate Mr. Lefar’s employment without cause or he resigns with good reason or if Mr. Lefar receives notice of non-renewal of his employment agreement with us and, in each case, Mr. Lefar provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination, an amount equal to two times his base salary (one year in the event of non-renewal of Mr. Lefar’s employment agreement), payment of medical, dental and vision continuation coverage premiums for Mr. Lefar and his dependents under COBRA in excess of the amount he would have paid if he were an active employee for the COBRA continuation coverage period until he receives such coverage from another employer and up to $50,000 of outplacement services. If Mr. Lefar’s employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the projected net amount of any disability benefits received by Mr. Lefar under our group disability policy).

Upon a change of control of us, all outstanding unvested options previously granted to Mr. Lefar in 2008 and 2009 (the “Initial Options”) will become fully vested and exercisable immediately prior to such change of control. Upon termination of Mr. Lefar’s employment without cause or by Mr. Lefar for good reason (in either case, other than in the context of a change of control), then for each outstanding Initial Option held by Mr. Lefar, an additional amount will vest and become immediately exercisable equal to the number of Initial Options that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the option vesting date immediately prior to such termination and such termination date and (2) the denominator is 12. Upon a non-renewal of the employment agreement by us, Mr. Lefar will vest pro rata in the next vesting tranche to the extent he continues to be employed by us beyond the expiration of the term of the employment agreement, such pro rata portion to be based on the full and fractional months that elapse from the day immediately after the expiration of such term through his termination of employment with us. The option agreements for the Initial Options provide for the vesting of one-half of unvested shares covered by the options upon Mr. Lefar’s death or disability and that outstanding options will remain exercisable for one year, or until the end of the term of the option, if earlier. Upon a termination of Mr. Lefar’s employment by us without cause or for non-renewal, or by Mr. Lefar for good reason, all outstanding options (whether part of the Initial Options or not) granted to Mr. Lefar will, to the extent vested, remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of Mr. Lefar’s employment by Mr. Lefar without good reason, all vested outstanding options granted by us to Mr. Lefar will remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier.

The employment agreement provides that Mr. Lefar will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Under the terms of Mr. Lefar’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Lefar has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Lefar has entered into a noncompetition agreement pursuant to which he has agreed not to provide services to the portion of any entity that sells and markets residential/home broadband connectivity or broadband voice service as an employee thereof or as a direct individual consultant thereto (or through an entity specifically formed for such activity) until 12 months following termination of his employment.

John S. Rego

Effective August 1, 2005, as amended on January 1, 2009, we entered into an employment agreement with Mr. Rego providing for his employment as our Chief Financial Officer until August 1, 2009, which term automatically renewed for additional one-year periods, unless either party gave notice at least 90 days prior to the end of the then-current term. As described below, the employment agreement with Mr. Rego was terminated in connection with his March 2010 departure. Under his employment agreement, Mr. Rego was entitled to receive an annual base salary of $300,000 subject to review by our compensation committee and our chief executive officer. Mr. Rego was also eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives.

Upon (i) our termination of Mr. Rego’s employment without cause or (ii) Mr. Rego’s resignation from employment with good reason, in either case on or following a change in control, all outstanding options held by Mr. Rego would have become fully vested and immediately exercisable on the date of such termination or resignation, as the case may be.

During the term of his employment agreement, if we terminated Mr. Rego’s employment without cause or he resigned with good reason and, in each case, Mr. Rego provided us with a general release of claims, he would have been entitled to a lump sum payment equal to the prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to his base salary for the longer of one year and the remainder of the term payable in substantially equal installments over a six-month period, provided that certain amounts otherwise payable after March 15 following the calendar year in which the termination of employment occurs, could instead have been required to be paid in a lump sum payment between March 1 and March 15 following the calendar year in which the termination of employment occurred. If Mr. Rego’s employment was terminated by reason of death or disability, he would have been entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the present value of certain disability benefits received by Mr. Rego under our group disability policy). In the event we terminated Mr. Rego’s employment for cause or he resigned without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation.

Under the terms of Mr. Rego’s employment agreement, he agreed not to disclose any confidential information concerning our business. In addition, Mr. Rego also agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to solicit any of our customers, clients, suppliers, licensees or other business relationships until 12 months following termination of his employment. Furthermore, Mr. Rego entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

In connection with his leaving the company in March 2010, Mr. Rego’s employment agreement was modified in certain respects by an amendment and he entered into a Separation Agreement and General Release dated as of February 23, 2010 (the “Separation Agreement”). For his services during of 2010 until his separation, Mr. Rego received his salary and the benefits on the same terms as provided by his employment agreement. As severance benefits, Mr. Rego will receive $300,000 (one year’s salary), payable in most circumstances six months after termination of employment, plus a pro rata portion of his bonus eligibility for 2010 (based on the portion of the year elapsed up to date of termination of his employment) to the extent we achieve the performance goals applicable pursuant to the terms of our annual bonus program, which amount (if any) shall be paid on March 15, 2011. In addition, Mr. Rego received his earned but unpaid 2009 target annual bonus, in the amount of $324,000, and accrued compensation such as vacation pay. Mr. Rego shall also receive (i) his out-of-pocket costs for continuation of medical, dental and vision insurance coverage premiums for himself and his dependents under the Company’s existing insurance programs for up to 18 months, subject to termination in the event he receives comparable coverage under a subsequent employer’s programs, (ii) reimbursement of up to $50,000 of outplacement fees incurred over the 12 months following termination of his employment, and (iii) up to $15,000 in reimbursement of legal fees incurred in connection with the negotiation of the Separation Agreement.

The unvested stock options and unvested restricted share awards held by Mr. Rego continued to vest in accordance with their terms through the date of termination of his employment; any then unvested stock options and restricted share awards were forfeited in accordance with their terms. The Separation Agreement further provides that, in modification of their terms of grant but as permitted in our discretion by the pertinent equity plan, Mr. Rego’s vested stock options will remain exercisable for a period of one year following the termination of his employment (but not beyond ten years after their issuance).

Theresa Hennesy

Ms. Hennesy does not have an employment agreement, but we and Ms. Hennesy did enter into a letter agreement at the commencement of her employment with us that sets forth the initial terms of her employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to six months of base salary and pro-rated portion of bonus for the year if her employment is terminated by us without cause or by her for good reason, which will be payable by us during our regular payroll cycle over the six month period following termination of employment. We also agreed to pay specified relocation expenses for Ms. Hennesy and temporary living expenses for up to 60 days. Ms. Hennesy entered into our form confidentiality and innovations agreement and form non-competition agreement.

Nicholas Lazzaro

Mr. Lazzaro does not have an employment agreement, but we and Mr. Lazzaro did enter into a letter agreement at the commencement of his employment with us that sets forth the initial terms of his employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to twelve months of base salary (for the first year 24 months less the number of months employed prior to termination) and pro-rated portion of bonus for the year if his employment is terminated by us without cause or by him for good reason, which will be payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Lazzaro is also entitled to air travel to and from our headquarters and his Atlanta, Georgia residence. In addition, we will provide a corporate apartment when Mr. Lazzaro is working out of our headquarters until at least March 2011. We subsequently agreed to reimburse Mr. Lazzaro for any taxes in respect of the air travel and corporate apartment. Mr. Lazzaro entered into our form confidentiality and innovations agreement and form non-competition agreement.

Kurt Rogers

Mr. Rogers does not have an employment agreement, but we and Mr. Rogers did enter into a letter agreement at the commencement of his employment with us that sets forth the initial terms of his employment, including initial base salary, sign-on bonus, initial stock option award, initial target bonus opportunity, eligibility to participate in our health and dental plan and 401(k) plan and reimbursement for up to $4,000 for continuation of medical and dental coverage prior to eligibility for our plans. The letter also provides for a severance payment equal to twelve months of base salary if his employment is terminated by us without cause or by him for good reason, which will be payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Rogers is also entitled to reimbursement of lodging accommodations when Mr. Rogers is working out of our headquarters until at least August 2011. We subsequently agreed to reimburse Mr. Rogers for any taxes in respect of the lodging accommodations. Mr. Rogers entered into our form confidentiality and innovations agreement.

Potential Payments Upon Termination of Employment or Change-in-Control

The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2009, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Outplacement Services	Total Termination Benefits
Marc P. Lefar
Termination without cause or resignation for good reason	$1,700,000	$689,000	$29,810		$15,807	$50,000	$2,484,617
Non-renewal of employment	$850,000	$689,000			$15,807	$50,000	$1,604,807
Termination upon death or disability	$850,000	$689,000	$55,000				$1,594,000
Termination without cause or resignation for good reason following a change in control	$1,700,000	$689,000	$110,000		$15,807	$50,000	$2,564,807

John S. Rego (3)
Termination without cause or resignation for good reason	$300,000	$324,000					$624,000
Termination upon death or disability	$300,000	$324,000					$624,000
Termination without cause or resignation for good reason following a change in control	$300,000	$324,000	$80,840	$136,500			$841,340

Theresa Hennesy
Termination without cause or resignation for good reason	$137,500	$152,000					$289,000
Termination without cause or resignation for good reason following a change in control	$137,500	$152,000	$214,000				$503,500

Nicholas Lazzaro
Termination without cause or resignation for good reason	$344,166	$184,000					$528,166
Termination without cause or resignation for good reason following a change in control	$344,166	$184,000	$441,000				$969,166

Kurt Rogers
Termination without cause or resignation for good reason	$365,000						$365,000
Termination without cause or resignation for good reason following a change in control	$365,000		$432,000				$797,000

(1)	The payments relating to stock options represent the value of unvested stock options as of December 31, 2009 that would be accelerated upon a change in control or termination of employment, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2009 ($1.40) over the exercise price.

(2)	The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2009, calculated by multiplying the number of unvested shares by the closing price of our common stock on December 31, 2009 ($1.40). The restricted stock unit grant agreements entered into in 2006 for Mr. Rego provide for acceleration of vesting of one-half of unvested restricted stock units in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. The restricted stock unit grant agreements entered into in 2007 and 2009 for Mr. Rego provide for acceleration of vesting of all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control.

(3)	Mr. Rego ceased serving as our Executive Vice President, Chief Financial Officer and Treasurer in March 2010.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.

Cash Compensation Paid to Board Members

Directors’ annual retainer fees for 2009 were as follows:

• Chairman of the Board retainer (in lieu of board and committee meeting fees)*	$125,000
• Base annual retainer for all other non-employee directors*	$50,000
• Additional retainer*:
• Lead Director and Audit Committee Chairperson	$25,000
• Other Audit Committee members	$5,000
• Compensation Committee Chairperson and Nominating and Governance Committee Chairperson	$10,000
* Pro-rated for actual service during the twelve-month period covered by the retainer.

Board and board committee meeting fees for 2009 for non-employee directors were as follows:

• Fees per in person Board meeting attended (in person or telephonic participation)	$3,000
• Fees per in person standing Board committee meeting (in person or telephonic participation):
• Audit Committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation Committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and Governance Committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per telephonic meeting attended:
• Telephonic Board meeting	$1,000
• Telephonic Audit Committee meetings to review quarterly and annual SEC filings	$2,000
• Any other telephonic meeting of a standing Board committee	$1,000
• Fees per special Board committee or sub-committee meetings	As determined by Board

In addition, we reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company.

Equity-Based Grants to Board Members

Effective January 1, 2010, on the date they commence service on our board of directors, newly elected directors will receive an option to purchase 150,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant based on the closing price of our common stock as reported on the New York Stock Exchange on the date of the grant. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control.

In 2009, the first day of each quarter, non-employee directors of our company were awarded fully vested options to purchase 7,500 shares of our common stock (11,250 shares for Mr. Citron) at an exercise price equal to the fair market value of our common stock on the date of grant and 7,500 fully vested shares (11,250 shares for Mr. Citron) of restricted stock. Effective January 1, 2010, on the first day of each quarter, non-employee directors of our company are awarded fully vested options to purchase 10,000 shares of our common stock (15,000 shares for Mr. Citron) at an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In addition, on the first day of each quarter, non-employee directors of our company are awarded $10,000 of restricted stock ($15,000 of restricted stock for Mr. Citron). The stock price used to calculate the number of shares of restricted stock to be granted, all of which are fully vested, is the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In order to be eligible for grants, a non-employee director must have served on our board for the entire previous quarter. Vested options are exercisable for two years after termination of service as a director. All unvested options vest upon a change of control if the director is serving at the time of the event.

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December  31, 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Jeffrey A. Citron	$125,000	$31,838	$21,701	$178,538
Peter Barris	$93,000	$21,255	$14,467	$128,692
Morton David	$123,500	$21,225	$14,467	$159,192
Michael A. Krupka	$87,000	$21,225	$14,467	$122,692
J. Sanford Miller	$136,000	$21,225	$14,467	$171,692
Jeffrey J. Misner	$78,000	$21,225	$14,467	$113,692
Governor Thomas Ridge	$127,000	$21,225	$14,467	$162,692
John J. Roberts	$103,000	$21,225	$14,467	$138,692

(1)	Stock awards consist only of restricted stock. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date value, computed in accordance with FASB ASC 718. The assumptions used to calculate the value of stock awards are set forth under Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010.

(2)	The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date value with respect to stock options, computed in accordance with FASB ASC 718. The assumptions used to calculate the value of stock options are set forth under Note 10 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010. The actual value the director receives for stock options will depend on the number of shares exercised and the price of our common stock on the date exercised.

As of December 31, 2009, each director held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Jeffrey A. Citron	6,001,782
Peter Barris	286,787
Morton David	276,877
Michael A. Krupka	98,750
J. Sanford Miller	81,429
Jeffrey J. Misner	91,250
Governor Thomas Ridge	257,864
John J. Roberts	286,787

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	31,320,000	$2.44	14,028,000	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	31,320,000	$2.44	14,028,000	(1)

(1)	On March 11, 2008, the Board terminated Vonage’s 2001 Stock Incentive Plan, effective as of March 6, 2008 because there were not enough shares available for issuance under the 2006 Incentive Plan to provide for our annual equity grants. All shares of our common stock that remained available for issuance under the 2001 Stock Incentive Plan as of the effective date of the plan’s termination became available for issuance under the 2006 Incentive Plan. The termination of the 2001 Stock Incentive Plan did not affect any stock options or restricted stock awards previously granted under the 2001 Stock Incentive Plan. The maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan is determined under a formula set forth in the plan, and equals approximately 17.65% of the number of shares that are issued and outstanding from time to time. In addition, any shares underlying 2001 Stock Incentive Plan options that are cancelled or expire without exercise will become available for issuance under the 2006 Incentive Plan. Awards under the 2006 Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the board of directors or compensation committee may determine.

(2)	We have no equity compensation plans not approved by our stockholders.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2010 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 1, 2010 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable upon conversion of convertible notes are considered outstanding and beneficially owned by the person holding the convertible notes for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.

This table assumes 210,815,283 shares of common stock outstanding as of April 1, 2010, assuming no conversion of outstanding convertible notes and no exercise of outstanding warrants or options.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	59,538,801	26.8%
New Enterprise Associates (2)	27,951,850	13.3%

Directors and Named Executive Officers
Jeffrey A. Citron (1)	59,538,801	26.8%
Marc P. Lefar (3)	1,625,000	*
John S. Rego (4)	1,085,202	*
Theresa Hennesy (5)	50,000	*
Nicholas Lazzaro (6)	112,500	*
Kurt Rogers (7)	—	*
Peter Barris (8)	28,323,963	13.4%
Morton David (9)	1,970,427	*
Michael A. Krupka (10)	8,945,483	4.2%
J. Sanford Miller (11)	3,628,951	1.7%
Jeffrey J. Misner (12)	149,441	*
Governor Thomas J. Ridge (13)	360,822	*
John J. Roberts (14)	393,541	*
All directors and executive officers as a group (16 persons)	105,590,459	46.3%

*	Less than one percent.

(1)

Includes (i)(a) 4,138,399 shares and (b) 3,448,276 shares issuable upon conversion of convertible notes shares of common stock issuable upon conversion of convertible notes owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; (ii)(a) 4,138,399 shares and (b) 3,448,276 shares issuable upon conversion of convertible notes shares of common stock issuable upon conversion of convertible notes owned by Noah Aidan Citron 1999 Descendants Annuity Trust; (iii) 178,959 shares of common stock owned by KEC Holdings; (iv) 1,000,000 shares held by a charitable organization for which Mr. Citron serves as a director;

(v) 514,286 shares issuable upon conversion of warrants; (vi) 5,076,574 shares owned by Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust; and (vii) 4,297,407 shares of common stock issuable upon exercise of stock options. With respect to the shares held by the charitable organization, Mr. Citron disclaims beneficial ownership of such shares. Joshua Rubenstein, as trustee of the Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust, has sole voting and dispositive power with respect to and is deemed to also beneficially own the 5,076,574 shares owned by the trust, which represents 2.4% of our outstanding common stock as of April 1, 2010.

(2)	Includes: (i) 21,092,371 shares owned by New Enterprise Associates 10, Limited Partnership (“NEA 10”); (ii) 6,838,051 shares owned by New Enterprise Associates 11, Limited Partnership (“NEA 11”); and (iii) 21,428 shares owned by NEA Ventures 2003, L.P. (“Ven 2003”). NEA Partners 10, Limited Partnership (“NEA Partners 10”), is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 10. NEA 11 GP, LLC (“NEA 11 GP”) is the sole general partner of NEA Partners 11, Limited Partnership (“NEA Partners 11”), which is the sole general partner of NEA 11. The individual managers of NEA 11 GP are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, Forest Baskett, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry and Scott D. Sandell. NEA Partners 11, NEA 11 GP, and the individual managers of NEA 11 GP may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by NEA 11. The shares directly held by Ven 2003 are indirectly held by J. Daniel Moore, its sole general partner. The aforementioned indirect holders of the shares owned by NEA 10, NEA 11 and Ven 2003 disclaim beneficial ownership of such shares except to the extent of its or his actual pecuniary interest therein. The address for NEA 10, NEA 11, and Ven 2003 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(3)	Includes 1,625,000 shares of common stock issuable upon exercise of stock options.

(4)	Includes 1,001,043 shares of common stock issuable upon exercise of stock options. Mr. Rego left his position in March 2010.

(5)	Ms. Hennesy joined us as Senior Vice President of Network Operations in February, 2009. Includes 50,000 shares of common stock issuable upon exercise of stock options.

(6)	Mr. Lazzaro joined us as Senior Vice President of Product Development and Information Technology in March, 2009. Includes 112,500 shares of common stock issuable upon exercise of stock options.

(7)	Mr. Rogers joined us as Chief Legal Officer and Secretary in July, 2009.

(8)	Includes: (i) 27,930,422 shares as described in footnote 3 owned by NEA 10 and by NEA 11 and (ii) 306,600 shares of common stock issuable upon exercise of stock options. Mr. Barris disclaims beneficial ownership of such 27,930,422 shares described in footnote 3, except to the extent of his proportionate pecuniary interest therein.

(9)	Includes (i) 241,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Aaron; (ii) 241,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Claudia; (iii) 241,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Zachary; (iv) 266,690 shares of common stock issuable upon exercise of stock options; and (v) 689,655 shares issuable upon conversion of convertible notes.

(10)

Includes: (i) 8,772,605 shares as described below for entities associated with Bain Capital and (ii) 104,687 shares of common stock issuable upon exercise of stock options. Shares for entities associated with Bain Capital include (a) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P., whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”); (b) 247,371 shares owned by BCIP Associates III, LLC, whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI; (c) 6,642 shares owned by BCIP Associates III-B, LLC, whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI; and (iv) (x) 5,391,648 shares, and (y) 1,379,310 shares issuable upon conversion of Convertible Notes, owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”). Mr. Krupka is the sole managing member of BCVI. Domenic Ferrante is the managing member of Brookside Management. Each of Mr. Krupka, Mr. Ferrante and Jonathan S. Lavine is (a) a limited partner of each of BCVP and Brookside Investors, (b) a member of BCI, BCVI and Brookside Management, and (c) a general partner of BCIP Associates III. Mr. Krupka, Mr. Ferrante and Mr. Lavine, and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(11)	Includes: (i) 2,965,943 shares owned by Institutional Venture Partners XI, L.P. (“IVP XI”), which is under common control with Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”); (ii) 474,825 shares owned by IVP XI KG, which is under common control with IVP XI; and (iii) 101,242 shares of common stock issuable upon exercise of stock options. Institutional Venture Management XI, LLC (“IVM XI”) is the General Partner of IVP XI. IVM XI is the Managing Limited Partner of IVP XI KG. Mr. Miller is a Managing Director of IVM XI. Mr. Miller disclaims beneficial ownership of the shares reported in this footnote, except to the extent of his pecuniary interest therein and the shares underlying the options issued directly to him.

(12)	Includes 88,750 shares of common stock issuable upon exercise of stock options.

(13)	Includes 271,381 shares of common stock issuable upon exercise of stock options.

(14)	Includes 306,600 shares of common stock issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2009, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

APPENDIX A

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

Amended and Restated as of [            ], 2010

1.	Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Persons with incentives to contribute to the long-term growth and profitability of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based and other incentive awards and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

2.	Definitions and Rules of Construction

(a) Definitions

For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Parent or Subsidiary.

“Annual Award” means an Award granted pursuant to Section 11 of the Plan.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit, Annual Award or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means:

(i) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than 50 percent of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or

(iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, to the extent that any Award the payment or settlement of which will accelerate upon a Change of Control provides for a “deferral of compensation” within the meaning of Section 409A of the Code, no event set forth herein shall constitute a Change of Control for purposes of the Plan or any Award Document unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules of the Exchange; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company or such other class of share or other securities as may be applicable under Section 14 of the Plan.

“Company” means Vonage Holdings Corp., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“Effective Date” means the effective date of the initial public offering of the Company.

“Eligible Persons” means the individuals or entities described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange” means the New York Stock Exchange or such other securities exchange or quotation system on which the Company may be listed from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to a share of Common Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a share of Common Stock shall equal the closing selling price of a share of Common Stock on the trading day for which such valuation is made as reported on the Exchange or such other securities exchange or quotation system as may be designated by the Committee. For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price for the immediately preceding trading day and with the timing above adjusted accordingly.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Employee Director” means any member of the Board who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit or Annual Award granted pursuant to Section 12 of the Plan.

“Parent” means a corporation that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

“Participant” means an Eligible Person who has been granted an Award under the Plan.

“Performance Goal” means the performance measures established by the Committee, from among the performance criteria provided in Section 6(h) of the Plan, and set forth in the applicable Award Document.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Goals are measured.

“Performance Stock” means a Target Number of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Unit” means a right to receive a Target Number of Shares or cash in the future granted pursuant to Section 10(b) of the Plan.

“Permitted Transferees” means any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

“Plan” means this Vonage Holdings Corp. 2006 Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Plan Year” means the fiscal year of the Company or, if different, the calendar year, as determined by the Committee.

“Prior Plan” means the 2001 Stock Incentive Plan of Vonage Holdings Corp.

“Restricted Stock” means one or more Shares granted or sold pursuant to Section 9(a) of the Plan.

“Retirement Plan” means the Vonage 401(k) Retirement Plan or any successor thereto.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 9(b) of the Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 14 of the Plan.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 8 of the Plan.

“Subsidiary” means a business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board. Notwithstanding the above, with respect to an Incentive Stock Option, “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Number” or “Target Payment” means the target number of Shares or cash value established by the Committee and set forth in the applicable Award Document.

(b) Rules of Construction

The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a) Committee

The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i) select the Participants from the Eligible Persons;

(ii) grant Awards in accordance with the Plan;

(iii) determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv) determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Goals, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(d), a Change of Control of the Company;

(v) subject to Sections 17 and 18(e), amend the terms and conditions of an Award after the granting thereof;

(vi) specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii) construe and interpret any Award Document delivered under the Plan;

(viii) make factual determinations in connection with the administration or interpretation of the Plan;

(ix) adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi) vary the terms of Awards to take account of tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii) correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b) Plan Construction and Interpretation

The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Determinations of Committee Final and Binding

All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d) Delegation of Authority

To the extent permitted by applicable law, the Board or the Committee may delegate to a subcommittee or subcommittees of the Committee or to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future Affiliates and to exercise such other powers under the Plan as the Board or the Committee may determine, provided that the Board or the Committee shall fix the terms of the Awards to be granted by such officers (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), nor shall such delegation apply to Section 17 of the Plan. The Board may not delegate authority under this Section 3(d) to grant restricted stock, unless Delaware law then permits such delegation. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Board or the Committee delegates authority pursuant to this Section 3(d).

(e) Liability of Committee

Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(f) Action by the Board

Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a) Eligible Persons

Awards may be granted to officers, employees, directors, Non-Employee Directors, consultants, advisors and independent contractors of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest; provided, however, that only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant. Under the Plan, references to “employment” or “employed” include the engagement of Participants who are consultants, advisors and independent contractors of the Company or its Subsidiaries and the service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b) Grants to Participants

The Committee shall have no obligation to grant any Eligible Person an Award or to designate an Eligible Person as a Participant solely by reason of such Eligible Person having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Person as a Participant for overlapping periods of time.

5.	Shares Subject to the Plan

(a) Plan Limit. Subject to adjustment as provided in Section 14 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 66,400,000 Shares (the “Plan Limit”). The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

(b) Rules Applicable to Determining Shares Available for Issuance

The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) all of the Shares covered by a stock-settled Stock Appreciation Right, to the extent exercised, will not be added back to the Plan Limit. In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation.

(c) Special Limits

Anything to the contrary in Section 5(a) notwithstanding, but subject to adjustment under Section 14, the following special limits shall apply to Shares available for Awards under the Plan:

(i) the maximum number of Shares that may be issued pursuant to awards of Incentive Stock Options shall equal 20,000,000 Shares subject to Section 14 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions;

(ii) the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Person in any calendar year shall equal 10,000,000 Shares;

(iii) the maximum amount that may be paid pursuant to Annual Awards granted to any Eligible Person in any calendar year is $5,000,000; and

(iv) the maximum amount that may be paid and the maximum number of Shares that may be issued pursuant to Awards (other than those Awards set forth in Section 5(c)(ii) and 5(c)(iii)) that may be awarded to any Eligible Person in any calendar year is $10,000,000 (with respect to Awards denominated in cash) or 10,000,000 Shares (with respect to Awards denominated in Shares).

(d) Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).

6.	Awards in General

(a) Types of Awards

Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Units, Annual Awards and Other Awards. Any Award described in Sections 7 through 12 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b) Terms Set Forth in Award Document

The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c) Termination of Employment

The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions may be specified in the applicable Award Document or determined at a subsequent time.

(d) Change of Control

(i) The Committee shall have full authority to determine the effect, if any, of a Change of Control of the Company or any Subsidiary on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time. Subject to applicable laws, rules and regulations, the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change of Control, take such actions as it may consider appropriate, including, without limitation: (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; (C) causing the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control; or (D) permitting or requiring Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference between the highest price paid for a Share in the Change of Control transaction and the Exercise Price of the Award, which may be zero dollars.

(ii) Subject to applicable laws, rules and regulations, the Committee may provide, in an Award Document or subsequent to the grant of an Award, for the accelerated vesting, exercisability and/or the deemed attainment of a Performance Goal with respect to an Award upon specified events similar to a Change of Control.

(iii) Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 17, the Board, upon recommendation of the Committee, may terminate, amend or modify this Section 6(d) at any time and from time to time prior to a Change of Control.

(e) Dividends and Dividend Equivalents

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

(f) Fractional Shares

No fractional Shares shall be issued or delivered pursuant to any Award under the Plan. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares, or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Rights of a Stockholder

A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 14.

(h) Performance-Based Awards

(i) The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Goals to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The Performance Goals will be comprised of specified levels of one or more of the following performance measures as the Committee deems appropriate: net earnings, net income, or adjusted operating profit or loss (each before or after taxes); earnings per share; book value per share; costs; net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, investment, capital, equity, sales, revenue, telephony services revenue, or adjusted average monthly revenue per line); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and pre-marketing operating income per line); adjusted earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; profitability of an identifiable business unit or product; share price (including, but not limited to, growth measures and total shareholder return); expense targets (including, but not limited to, subscriber line acquisition cost and average monthly direct costs of telephony services per line); margins; operating efficiency (including, without limitation, improvements in capital structure); market share; customer satisfaction (including, but not limited to, new subscriptions, lost subscriptions, and relations between the two); net subscriber line additions; working capital targets; cash value added; economic value added; market penetration; product introductions; platform availability; staff training; and corporate social responsibility policy implementation, in each case determined, where applicable, in accordance with generally accepted accounting principles (subject to modifications approved by the Committee) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market or other index. Subject to compliance with Section 162(m) of the Code, the Committee may adjust the Performance Goals (including, without limitation, to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (i) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies, (ii) mergers and acquisitions, and (iii) financing transactions. In addition, for Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Goals based on other criteria as it deems appropriate.

(ii) The Participants will be designated, and the applicable Performance Goals will be established, by the Committee within 90 days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). The outcome of the applicable Performance Goals must be substantially uncertain when the Committee establishes such Performance Goals. Each Participant will be assigned a Target Number or Target Payment payable if Performance Goals are achieved. Any payment of an Award granted with Performance Goals shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied.

(iii) The Committee may determine, at the time of Award grant, that if performance exceeds the specified Performance Goals, the Award may be settled with payment greater than the Target Number or Target Payment, up to a maximum Award amount set at the time of the Award grant, which maximum Award shall in no event exceed the limits set forth in Section 5(c). Awards that are designed to constitute “qualified performance-based compensation” under Section 162(m) of the Code may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination thereof, as the Committee determines.

(i) Deferrals

In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

(j) Repricing of Options and Stock Appreciation Rights

Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being canceled or surrendered as a condition of receiving a new Award, if the new Award would have a lower exercise price than the Award it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted. The foregoing shall not (i) prevent adjustments pursuant to Section 14 or (ii) apply to grants of Substitute Awards.

7.	Terms and Conditions of Options

(a) General

The Committee, in its discretion, may grant Options to Eligible Persons and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b) Exercise Price

The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of an Option be less than 100 percent of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than 100 percent of the Fair Market Value.

(c) Term

An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth anniversary of the date of grant of such Option.

(d) Exercise; Payment of Exercise Price

Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize.

(e) Incentive Stock Options

The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than 100 percent of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110 percent of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option that would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market

Value in excess of $100,000, determined as of the time of grant, and that would be exercisable for the first time by such Participant during any calendar year. No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the date on which the Plan is adopted by the Board. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time. Any Option that is intended to qualify as an Incentive Stock Option and fails to do so shall be a Nonqualified Stock Option.

8.	Terms and Conditions of Stock Appreciation Rights

(a) General

The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Persons. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right specified in the applicable Award Document. The grant price per share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall the grant price of a Stock Appreciation Right be less than 100 percent of the Fair Market Value of a Share on the date of grant; provided, however, that the grant price of a Substitute Award granted as a Stock Appreciation Rights shall be in accordance with Section 409A of the Code and may be less than 100 percent of the Fair Market Value. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, having an aggregate Fair Market Value as of the date of exercise equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right. The term of a Stock Appreciation Right settled in Shares shall not exceed ten years.

(b) Stock Appreciation Rights in Tandem with Options

A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term as the related Option. The grant price of a Stock Appreciation Right granted in tandem with an Option shall equal the per-share exercise price of the Option to which it relates. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

9.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a) Restricted Stock

The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Persons. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Person, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(b) Restricted Stock Units

The Committee, in its discretion, may grant Restricted Stock Units to Eligible Persons. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled or settled. If and when the cancellation provisions lapse, the Restricted Stock Units shall become Shares owned by the applicable Participant.

10.	Terms and Conditions of Performance Stock and Performance Units

(a) Performance Stock

The Committee may grant Performance Stock to Eligible Persons. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Person subject to achievement of Performance Goals over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b) Performance Units

The Committee, in its discretion, may grant Performance Units to Eligible Persons. A Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a number of Shares or cash based on the Target Number or Target Payment, but which may vary above or below the Target Number or Target Payment (subject, in the case of Awards intended to constitute “qualified performance-based compensation,” to Section 6(h)(iii)), and the level of achievement of the Performance Goals under the Award over the applicable Performance Period. At the sole discretion of the Committee, Performance Units shall be settled through the delivery of Shares or cash, or a combination of Shares and cash, with a value equal to the Fair Market Value of the underlying Shares as of the date of such delivery (or, if the Committee so determines, as of the preceding trading date).

11.	Terms and Conditions of Annual Awards

The Committee, in its discretion, may grant Annual Awards to Eligible Persons with respect to a Plan Year. An Annual Award shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, payment of an amount based on the Target Payment, but which may vary above or below the Target Payment (subject, in the case of Awards intended to constitute “qualified performance-based compensation,” to Section 6(h)(iii)), and the level of achievement of the Performance Goals under the Award over the applicable Plan Year. At the sole discretion of the Committee, Annual Awards shall be settled through the delivery of cash or Shares, or a combination of cash and Shares, with the value of any Shares deemed to be equal to their Fair Market Value as of the date of such delivery (or, if the Committee so determines, as of the preceding trading date).

12.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof.

13.	Certain Restrictions

(a) Transfers

No Award shall be transferable other than pursuant to a beneficiary designation under Section 13(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b) Award Exercisable Only by Participant

During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 13(a). The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c) Beneficiary Designation

The beneficiary or beneficiaries of the Participant to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit shall be determined under the Retirement Plan. In lieu of such determination, a Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation under the Retirement Plan or as provided above, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the Participant’s estate.

14.	Recapitalization or Reorganization

(a) Authority of the Company and Stockholders

The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization

In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure (other than ordinary cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the option exercise price, grant price or purchase price applicable to outstanding Awards, the special limits or sub-limits provided for in Section 5(c), and/or other value determinations applicable to the Plan or outstanding Awards.

15.	Term of the Plan

Unless earlier terminated pursuant to Section 17, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth anniversary of the Effective Date.

16.	Effective Date

The Plan shall become effective on the Effective Date, subject to approval by the stockholders of the Company prior thereto.

17.	Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the Exchange and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 14), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

18.	Miscellaneous

(a) Tax Withholding

The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements, except to the extent such requirement would cause a failure to comply with Section 409A of the Code. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b) No Right to Awards or Employment

No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Person any right to be retained in the employ of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment of such Eligible Person at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c) Securities Law Restrictions

An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Person is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission and the Exchange, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Section 162(m) of the Code

The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(e) Section 409A of the Code

(i) The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

(ii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Document, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Document) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

(iii) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Document providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.

For purposes of any such provision of the Plan or any Award Document relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(f) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States

To the extent that Awards under the Plan are awarded to Eligible Persons who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Persons who are subject to the laws of jurisdictions outside of the United States.

(g) No Guarantees Regarding Tax Treatment. Participants (and their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

(h) Satisfaction of Obligations

Subject to applicable law, and except to the extent that it would cause a failure to comply with Section 409A of the Code, the Company may apply any cash, Shares, securities or other consideration received by a Participant upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(i) No Limitation on Corporate Actions

Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(j) Unfunded Plan

The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(k) Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l) Application of Funds

The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

(m) Award Document

In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(n) Headings

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(o) Severability

If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(p) Expenses

The costs and expenses of administering the Plan shall be borne by the Company.

(q) Arbitration

Any dispute, controversy or claim arising out of or relating to the Plan that cannot be resolved by the Participant on the one hand, and the Company on the other, shall be submitted to arbitration in the State of New Jersey under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that any such submission by the Participant must be made within one year of the date of the events giving rise to such dispute, controversy or claim. The determination of the arbitrator shall be conclusive and binding on the Company and the Participant, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of such arbitration shall be borne by the Company; provided, however, that each party shall bear its own legal expenses unless the Participant is the prevailing party, in which case the Company shall promptly pay or reimburse the Participant for the reasonable legal fees and expenses incurred by the Participant in connection with such contest or dispute (excluding any fees payable pursuant to a contingency fee arrangement).

(r) Governing Law

Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

☐ ¢

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, revoking all prior proxies, hereby appoints Kurt Rogers and Henry Pickens, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vonage Holdings Corp. held of record by the undersigned on April 12, 2010, at the Annual Meeting of Stockholders to be held at our headquarters at 23 Main Street, Holmdel, NJ 07733 on June 3, 2010 at 10:00 a.m., local time, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

VONAGE HOLDINGS CORP.

June 3, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2010:

The proxy statement and our 2009 annual report to stockholders are available at http://ir.vonage.com/asm.cfm

˜ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ˜

■ 20230300000000001000 3	060310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Class I Directors to serve a term expiring at the 2013 annual meeting of stockholders:					2. Ratification of the appointment of BDO Seidman, LLP as Vonage’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

			NOMINEES:		3. Approval of the amendment and restatement of our 2006 Incentive Plan, which increases the maximum number of shares available for issuance and makes various clarifications and updates.	☐	☐	☐
☐	FOR ALL NOMINEES	¡ ¡	Peter Barris Michael A. Krupka
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
					Please mark box if you plan to attend the Annual Meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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